As filed with the Securities and Exchange Commission on November 18, 2002
                                                Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -----------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      -----------------------------------

                            AT&T COMCAST CORPORATION
             (Exact name of Registrant as specified in its charter)

                      -----------------------------------

          Pennsylvania                           4841                             27-0000798
(State or other jurisdiction of      (Primary Standard Industrial    (I.R.S. Employer Identification No.)
 incorporation or organization)       Classification Code Number)

                               1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148
                                 (215) 665-1700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      -----------------------------------

                                Arthur R. Block
                             Senior Vice President
                               1500 Market Street
                     Philadelphia, Pennsylvania 19102-2148
                                 (215) 665-1700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      -----------------------------------

                                   Copies to:
                             Bruce K. Dallas, Esq.
                             Davis Polk & Wardwell
                              1600 El Camino Real
                          Menlo Park, California 94025
                              Tel: (650) 752-2000
                              Fax: (650) 752-2111

                      -----------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after effectiveness of this Registration Statement upon conversion of convertible debt securities.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                      -----------------------------------


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
    Title Of Each Class Of         Proposed Maximum              Amount of
Securities To Be Registered(1)  Aggregate Offering Price(2)  Registration Fee(2)
--------------------------------------------------------------------------------
Class A Special common stock,
par value $0.01 per share
--------------------------------------------------------------------------------
         Total                          $939,864,118                 $86,468
--------------------------------------------------------------------------------

(1) This registration statement relates to issuances of AT&T Comcast Corporation Class A Special common stock, par value $0.01 per share, upon the conversion of Zero Coupon Convertible Debentures Due December 19, 2020 (the "Debentures") originally issued by Comcast Corporation.

(2) The registration fee has been calculated pursuant to Rule 457(f) based on the average of the high and low prices reported on the New York Stock Exchange as of November 13, 2002 of the Debentures eligible for conversion, and has been estimated solely for the purpose of calculating the amount of the registration fee.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 18, 2002


                               16,801,588 Shares

                            AT&T COMCAST CORPORATION

                          Class A Special Common Stock

                      -----------------------------------


     This prospectus relates to the issuance from time to time of up to a total of 16,801,588 shares of our Class A Special common stock, par value $0.01 per share, upon the conversion of outstanding Zero Coupon Convertible Debentures Due December 19, 2020 issued by Comcast Corporation, referred to in this prospectus as the "Debentures."

     On and after November 18, 2002, AT&T Comcast will change its name to "Comcast Corporation" and the former Comcast Corporation will change its name to "Comcast Holdings Corporation." In this prospectus, we refer to AT&T Comcast and Comcast by their existing names.

     On November 15, 2002, the issue price plus accrued original issue discount on the Debentures was $798.14, representing an accreted conversion price of $55.98 per share of our Class A Special common stock. On November 15, 2002, the last reported sale price of our Class A Special common stock on The Nasdaq National Market was $25.43, or approximately 45% of the accreted conversion price. Investors are cautioned that, based upon the current market price of our Class A Special common stock, exercising their right to convert the Debentures would cause an immediate and substantial economic loss.

     We will not receive any proceeds from the issuance of shares of Class A Special common stock upon conversion of Debentures.

     Our Class A Special common stock is admitted for trading on The Nasdaq National Market under the symbol "CMCSK." On November 15, 2002, the last reported sale price for shares of our Class A Special common stock on a when-issued basis under the symbol "COMCV" was $25.43.

     Investing in our Class A Special common stock involves risks. See "Risk Factors" beginning on page 8, as well as "Where You Can Find More Information" beginning on page 42 for information on how to obtain copies of our filings with the Securities and Exchange Commission incorporated by reference in this prospectus discussing other risks.

--------------------------------------------------------------------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
     SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

              This date of this prospectus is              , 2002

                               TABLE OF CONTENTS
                                                                            Page

AT&T COMCAST...................................................................2
Selected Financial Data of AT&T Comcast........................................4
Selected Financial Data of Comcast.............................................5

RISK FACTORS...................................................................8
Risks Relating to the AT&T Comcast Transaction.................................8
Risks Relating to Our Business.................................................9

MARKET PRICES AND DIVIDENDS...................................................15

DESCRIPTION OF OUR CLASS A SPECIAL COMMON STOCK AND OTHER CAPITAL STOCK.......16

DESCRIPTION OF THE DEBENTURES.................................................20

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.......................33

DESCRIPTION OF AT&T COMCAST TRANSACTION.......................................34
The Separation and Distribution Agreement.....................................36
The Tax Sharing Agreement.....................................................39
The Ancillary Agreements......................................................40
The QUIPS Exchange............................................................41
The Cross Guarantees..........................................................42

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..............................42

WHERE YOU CAN FIND MORE INFORMATION...........................................42

LEGAL MATTERS.................................................................44

EXPERTS.......................................................................44

FINANCIAL STATEMENTS.........................................................F-1

     You should rely only on information contained in this prospectus. No one is authorized to provide you with information that is different from that contained in this prospectus. We do not intend the contents of any websites referred to in this prospectus to be part of this prospectus.

     We are offering to sell, and are seeking offers to buy, our Class A Special common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of the Class A Special common stock.

     We refer to AT&T Comcast Corporation in this prospectus as "AT&T Comcast" or "we," "us," "our" or comparable terms. We refer to Comcast Corporation as "Comcast," Comcast Cable Communications, Inc. as "Comcast Cable," AT&T Broadband Corp. as "Broadband," MediaOne Group, Inc. as "MediaOne," and AT&T Broadband, LLC (formerly known as Tele-Communications, Inc.) as "TCI."

                                  AT&T COMCAST


     AT&T Comcast was formed by Comcast and AT&T in the belief that combining the strengths of the Comcast business with the broadband business of AT&T would create the world's premier broadband company.

     AT&T Comcast is principally involved in three lines of business through its wholly owned subsidiaries Comcast and AT&T Broadband Corp., referred to in this prospectus as Broadband:

o Cable--through the development, management and operation of broadband communications networks and regional sports programming networks,

o    Commerce--through QVC, its electronic retailing subsidiary, and

o Content--through its consolidated subsidiaries, Comcast-Spectacor, E! Entertainment Television, The Golf Channel and Outdoor Life Network, and through its other programming investments.

     The transactions which created AT&T Comcast were consummated on November 18, 2002 in several steps. First, AT&T transferred to Broadband substantially all the assets, liabilities and businesses represented by AT&T Broadband Group, which was the integrated broadband business of AT&T Corp. Second, AT&T spun off Broadband to its shareholders. Third, Comcast and Broadband each merged with a different, wholly owned subsidiary of ours, and Comcast and AT&T shareholders received our shares.

     With the consummation of the AT&T Comcast transaction, we have become one of the nation's largest broadband communications businesses, providing cable television, high-speed cable Internet services and communications services over one of the most extensive broadband networks in the country.

     At or for the six month period ended June 30, 2002, the AT&T Broadband Group owned and operated cable systems aggregating approximately 13.26 million analog video subscribers, had approximately $5.0 billion in combined revenue, had approximately $14.7 billion in net loss, had debt of approximately $21.9 billion, and had investments in companies, joint ventures and partnerships, including Time Warner Entertainment Company, L.P., Insight Midwest, L.P. and Texas Cable Partners, L.P. The table below sets forth the approximate percentage of consolidated revenue, operating income (loss), net loss, assets and indebtedness of AT&T, giving prior effect to the split-off of the AT&T Wireless Services Group, that were attributable to each of AT&T Broadband Group and AT&T excluding the AT&T Broadband Group at or for the six month period ended June 30, 2002 and the year ended December 31, 2001. The table should be read in the context of the financial and other information set forth and incorporated by reference in this prospectus.

                                                      % of       % of AT&T                   % of      % of
                                                      AT&T       Operating     % of AT&T     AT&T      AT&T
                                                      Revenue   Income/Loss    Net Loss*    Assets     Debt
                                                     --------   -----------    ---------    ------     -----
AT&T Broadband Group
   At or for the year ended December 31, 2001....     19.3%       (111.4)%        61.0%      62.4%     43.5%
   At or for the six month period ended June 30,
     2002........................................     20.6%        124.3%        107.6%      59.3%     50.8%
AT&T Corp. (excluding AT&T Broadband Group)**
   At or for the year ended December 31, 2001....     81.2%        211.4%        (1.9)%      37.7%     56.5%
   At or for the six month period ended June 30,
     2002........................................     80.1%        (23.9)%       (7.6)%      41.1%     49.2%

-------------------------------
* Based on net loss from continuing operations before extraordinary gain and cumulative effect of accounting change.

** Includes AT&T Business Services Group and AT&T Consumer Services Group and excludes Liberty Media Group and AT&T Wireless Services Group.

     For a description of the business, financial condition and results and other important information regarding Comcast and Broadband, see our and Comcast's filings with the SEC incorporated by reference in this prospectus. For a description of certain continuing obligations and risks related to the AT&T Comcast transaction, see "Description of the AT&T Comcast Transaction," and "Risks Relating to the AT&T Comcast Transaction" as well as our and Comcast's filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see "Where You Can Find More Information."

     We are a Pennsylvania corporation incorporated in 2001. Our principal executive office is located at 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. Our telephone number is (215) 665-1700. The address of our web site is www.comcast.com. The information on our web site is not part of this prospectus.

                    SELECTED FINANCIAL DATA OF AT&T COMCAST

     Our balance sheet data below as of September 30, 2002 and December 31, 2001 was derived from our unaudited balance sheet as of September 30, 2002 and our audited balance sheet as of December 31, 2001. From the date of our inception on December 7, 2001 through September 30, 2002, we had no operations.

                                        As of September 30,    As of December
                                                2002              31, 2001
                                        -------------------    --------------
                                                 (Dollars in millions)
  Balance Sheet Data (at period ended):   $   --                   $    --
  Assets...........................           --                        --
  Stockholders' equity.............           --                        --

                       SELECTED FINANCIAL DATA OF COMCAST


     The consolidated selected financial data of Comcast below for the nine months ended September 30, 2002 and 2001 were derived from the unaudited condensed consolidated financial statements of Comcast, and the consolidated selected financial data of Comcast for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 were derived from the audited consolidated financial statements of Comcast.

                                       Nine Months Ended
                                         September 30,                      Years Ended December 31,
                                     ----------------------  ------------------------------------------------------
                                        2002        2001       2001       2000        1999       1998        1997
                                     ---------    ---------  ---------  ---------  ---------   ---------  ---------
                                                                 (Dollars in millions, except per share amounts)
Statement of Operations Data:
Revenues(1)......................    $ 8,086.1    $ 6,971.5  $ 9,674.2  $ 8,218.6  $ 6,529.2   $ 5,419.0  $ 4,700.4
Operating income (loss)..........      1,330.0       (412.0)    (746.2)    (161.0)     664.0       557.1      466.6
Income (loss) from continuing
   operations before
   extraordinary items and
   cumulative effect of
   accounting change.............       (222.9)       545.1      225.6    2,045.1      780.9     1,007.7     (182.9)
Discontinued operations(2).......                                                      335.8       (31.4)     (25.6)
Extraordinary items(6)...........                                 (1.5)     (23.6)     (51.0)       (4.2)     (30.2)
Cumulative effect of accounting
   change........................                     384.5      384.5
Net income (loss)................       (222.9)       929.6      608.6    2,021.5    1,065.7       972.1     (238.7)
Basic earnings (loss) for
   common stockholders per
   common share(3)
Income (loss) from continuing
   operations before
   extraordinary items and
   cumulative effect of
   accounting change.............    $    (.23)   $     .58  $     .24  $    2.27  $    1.00   $    1.34  $    (.29)
Discontinued operations(2).......                                                        .45        (.04)      (.04)
Extraordinary items(6)...........                                            (.03)      (.07)       (.01)      (.04)
Cumulative effect of accounting
   change........................                       .40        .40
                                     ---------    ---------  ---------  ---------  ---------   ---------  ---------
Net income (loss)................    $    (.23)   $     .98  $     .64  $    2.24  $    1.38   $    1.29  $    (.37)
                                     =========    =========  =========  =========  =========   =========  =========
Diluted earnings (loss) for
   common stockholders per
   common share(3)
Income (loss) from continuing
   operations before
   extraordinary items and
   cumulative effect of
   accounting change.............    $    (.23)   $     .56  $     .23  $    2.16 $      .95   $    1.25  $    (.29)
Discontinued operations(2).......                                                        .41        (.03)      (.04)
Extraordinary items(6)...........                                            (.03)      (.06)       (.01)      (.04)
Cumulative effect of accounting
   change........................                       .40        .40
                                     ---------    ---------  ---------  ---------  ---------   ---------  ---------
Net income (loss)................    $    (.23)   $     .96  $     .63  $    2.13  $    1.30   $    1.21  $    (.37)
                                     =========    =========  =========  =========  =========   =========  =========
Cash dividends declared per
   common share(3)...............                                                              $   .0467  $   .0467
Balance Sheet Data (at period
   end):
Total Assets.....................    $35,777.3    $38,781.4  $38,260.5  $35,744.5  $28,685.6   $14,710.5  $11,234.3
Working capital..................        400.1       (217.2)   1,454.6    1,670.9    4,771.6     2,497.0       13.6
Long-term debt...................      9,927.9     11,494.8   11,741.6   10,517.4    8,707.2     5,464.2    5,334.1
Stockholders' equity.............     13,941.6     14,838.8   14,473.0   14,086.4   10,341.3     3,815.3    1,646.5
Supplementary Financial Data:
Operating income before
   depreciation and
   amortization(4)...............    $ 2,500.6    $ 2,027.7  $ 2,701.8  $ 2,470.3  $ 1,880.0   $ 1,496.7  $ 1,293.1
Net cash provided by (used in)(5)
Operating activities(6)..........      2,000.2      1,582.6    1,229.5    1,219.3    1,249.4     1,067.7      844.6
Financing activities.............     (1,052.4)     1,219.8    1,476.3     (271.4)   1,341.4       809.2      283.9
Investing activities(6)..........       (728.0)    (2,795.5)  (3,007.3)  (1,218.6)  (2,539.3)   (1,415.3)  (1,045.8)

--------------------
(1) Comcast's consolidated statement of operations for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 reflect franchise fees collected from cable subscribers as a reduction of the related franchise fee expense included within selling, general and administrative expenses. Upon adoption of EITF 01-14 "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred," on January 1, 2002, Comcast reclassified such amounts to revenues. The effect of the reclassification on the statement of operations for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 would be to increase revenues and selling, general and administrative expenses by $192.3 million, $152.3 million, $105.6 million, $94.7 million and $72.8 million, respectively.

(2) In July 1999, Comcast sold Comcast Cellular Corporation to SBC Communications, Inc. Comcast Cellular is presented as a discontinued operation for all periods presented.

(3) Adjusted for Comcast's two-for-one stock split in the form of a 100% stock dividend in May 1999.

(4) Operating income before depreciation and amortization is commonly referred to in Comcast's businesses as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of Comcast's businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in Comcast's industries, although Comcast's measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by Comcast's management to measure the operating performance of Comcast's businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Comcast's performance.

(5) Represents net cash provided by (used in) operating activities, financing activities and investing activities as presented in Comcast's consolidated statement of cash flows.

(6) The items below relating to the nine months ended September 30, 2001 have been reclassified to be consistent with the presentation in the September 30, 2002 financial information resulting from Comcast's adoption of SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment for FASB Statement No. 13, and Technical Corrections," on April 1, 2002:

         o Losses resulting from debt extinguishments of $1.5 million have been reclassified from extraordinary items to interest expense.

         o Cash flows of $367.1 million from purchases, sales and maturities of trading securities have been reclassified from investing activities to operating activities.

     Comcast adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Intangible Assets," referred to in this prospectus as SFAS No. 142, on January 1, 2002. Upon adoption of SFAS No. 142, Comcast no longer amortizes goodwill and other indefinite lived intangible assets, which consist of cable and sports franchise rights. The following pro forma financial information for the nine months ended September 30, 2001, and for the years ended December 31, 2001, 2000 and 1999, is presented as if SFAS No. 142 was adopted as of January 1, 1999 (amounts in millions, except per share data):

                                                               Nine Months
                                                                  Ended
                                                                September            Years Ended December 31,
                                                                   30,          ------------------------------------
                                                                   2001           2001           2000         1999
                                                               ----------       ---------     ---------     ---------
Net Income
   As reported.............................................     $   929.6       $   608.6     $ 2,021.5     $ 1,065.7
      Amortization of goodwill.............................         233.8           334.8         303.5         128.5
      Amortization of equity method goodwill...............          13.0            15.0          15.2           4.4
      Amortization of franchise rights.....................         813.3         1,083.7         858.1         258.3
                                                                ---------       ---------     ---------     ---------
   As adjusted.............................................     $ 1,989.7       $ 2,042.1     $ 3,198.3     $ 1,456.9
                                                                =========       =========     =========     =========
   Income before extraordinary items and cumulative effect
       of accounting change, as adjusted...................     $ 1,605.2       $ 1,659.1     $ 3,221.9     $ 1,507.9
                                                                =========       =========     =========     =========
Basic EPS
   As reported.............................................     $    0.98       $    0.64     $    2.24     $    1.38
      Amortization of goodwill.............................          0.25            0.35          0.34          0.17
      Amortization of equity method goodwill...............          0.01            0.02          0.02          0.01
      Amortization of franchise rights.....................          0.86            1.14          0.96          0.35
                                                                ---------       ---------     ---------     ---------
   As adjusted.............................................     $    2.10       $    2.15     $    3.56     $    1.91
                                                                =========       =========     =========     =========
Diluted EPS
   As reported.............................................     $    0.96       $    0.63     $    2.13     $    1.30
      Amortization of goodwill.............................          0.24            0.35          0.32          0.16
      Amortization of equity method goodwill...............          0.01            0.02          0.02          0.01
      Amortization of franchise rights.....................          0.85            1.12          0.90          0.31
                                                                ---------       ---------     ---------     ---------
   As adjusted.............................................     $    2.06       $    2.12     $    3.37     $    1.78
                                                                =========       =========     =========     =========


                                  RISK FACTORS

     An investment in our Class A Special common stock involves a number of risks. You should consider the following information about these risks, as well as the other information included in and incorporated by reference in this prospectus. Among the information incorporated by reference, in particular you should consider the risk factors discussed in our and Comcast's filings with the SEC.

Risks Relating to the AT&T Comcast Transaction

     We may fail to realize the anticipated benefits of the AT&T Comcast transaction.

     The AT&T Comcast transaction combined two companies that have previously operated separately. We expect to realize cost savings and other financial and operating benefits as a result of the AT&T Comcast transaction. However, we cannot predict with certainty when these cost savings and benefits will occur, or the extent to which they actually will be achieved. There are a large number of systems that must be integrated, including management information, purchasing, accounting and finance, sales, billing, payroll and benefits, and regulatory compliance. The integration of Comcast and Broadband will also require substantial attention from management. The diversion of management attention and any difficulties associated with integrating Comcast and Broadband could have a material adverse effect on our operating results.

     We will have to abide by restrictions to preserve the tax treatment of the AT&T Comcast transaction.

     Because of the limitations imposed by Section 355(e) of the Internal Revenue Code of 1986, as amended, referred to as the "Code" in this prospectus, and by the separation and distribution agreement under which AT&T transferred to Broadband substantially all the assets, liabilities and businesses represented by AT&T Broadband Group and then spun off Broadband to its shareholders, our ability and the ability of Broadband to engage in certain acquisitions, redeem stock or issue equity securities will be limited for a period of 25 months following the Broadband spin-off. See "Description of the AT&T Comcast Transaction--Post-Spin-Off Transactions." These restrictions may limit our ability to issue equity securities to satisfy our financing needs or to acquire businesses or assets.

     We and our subsidiaries have significant debt and debt-like obligations and may not maintain investment-grade credit ratings.

     After completion of the AT&T Comcast transaction, we and our subsidiaries have a significant amount of debt and debt-like obligations. Our credit rating and the credit ratings of our subsidiaries may in the future be lower than the current or historical credit ratings of Comcast, AT&T's principal broadband subsidiaries and their respective subsidiaries. In addition, it is possible that we or any of our subsidiaries that issue debt may not obtain or maintain an investment-grade credit rating. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us and our subsidiaries. In addition, the failure of certain of our subsidiaries to maintain certain credit ratings until at least February 16, 2003 could trigger put rights on the part of holders of up to approximately $4.8 billion of debt as of the date of this prospectus, which would require us to obtain additional financing. Accordingly, a downgrade in our or any of our subsidiaries existing credit ratings or failure by us and our subsidiaries to maintain investment-grade credit ratings could have a material adverse effect on our operating results and on the value of our common stock.

     Atypical governance arrangements may make it more difficult for our shareholders to act.

     In connection with the AT&T Comcast transaction, we implemented a number of governance arrangements that are atypical for a large, publicly held corporation. A number of these arrangements relate to the election of our Board. The term of our Board will not expire until our 2004 annual meeting of shareholders. Since our shareholders will not have the right to call special meetings of shareholders or act by written consent and our directors may be removed only for cause, our shareholders will not be able to replace our initial Board members prior to that meeting. After our 2004 annual meeting of shareholders, our directors will be elected annually. Even then, however, it will be difficult for one of our shareholders, other than BRCC Holdings LLC or a successor entity controlled by Brian L. Roberts, to elect a slate of directors of its own choosing to our Board. Brian L. Roberts, through his control of BRCC Holdings LLC or a successor entity, holds a 33 1/3% nondilutable voting interest in our stock. In addition, we adopted a shareholder rights plan upon completion of the AT&T Comcast transaction that prevents any holder of our stock, other than any holder of our Class B common stock, or any of such holder's affiliates, from acquiring our stock representing more than 10% of the voting power with respect to us without the approval of our Board.

     In addition to the governance arrangements relating to our Board, Comcast and AT&T agreed to a number of governance arrangements which will make it difficult to replace our senior management. Upon completion of the AT&T Comcast transaction, C. Michael Armstrong, Chairman of the Board and CEO of AT&T, became our Chairman of the Board and Brian L. Roberts, President of Comcast, became our CEO and President. After the 2005 annual meeting of our shareholders, Brian L. Roberts will also be our Chairman of the Board. Prior to the sixth anniversary of our 2004 annual meeting of shareholders, unless Brian
L. Roberts ceases to be our Chairman of the Board or CEO prior to such time, our Chairman of the Board and CEO will be able to be removed only with the approval of at least 75% of our entire Board. This supermajority removal requirement makes it unlikely that C. Michael Armstrong or Brian L. Roberts will be removed from their management positions.

     Our principal shareholder has considerable influence over our operations.

     Brian L. Roberts has significant control over our operations through his control of BRCC Holdings LLC, which as a result of its ownership of all outstanding shares of our Class B common stock holds a nondilutable 33 1/3% of the combined voting power of our stock and also has separate approval rights over certain material transactions involving us. In addition, Brian L. Roberts is our CEO and President and will, together with our Chairman of the Board, comprise the Office of the Chairman, our principal executive deliberative body.

     The performance of AT&T Broadband Group prior to the Broadband spin-off may not be representative of the results of Broadband without the other AT&T businesses and therefore is not a reliable indicator of its future results.

     AT&T Broadband Group was a fully integrated business unit of AT&T, and as a result the financial information of AT&T Broadband Group incorporated by reference in this prospectus was derived from the consolidated financial statements and accounting records of AT&T and reflects certain assumptions and allocations. The financial position, results of operations and cash flows of Broadband without the other AT&T businesses could differ from those that would have resulted had its business operated with the other AT&T businesses.

Risks Relating to Our Business

     Our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts incorporated by reference in this prospectus.

     Our actual financial position and results of operations may differ, perhaps significantly and adversely, from the pro forma information incorporated by reference in this prospectus due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the date of the pro forma financial data and the date on which the AT&T Comcast transaction was completed.

     In addition, in many cases each of Comcast and AT&T Broadband Group had long-term agreements, in some cases with the same counterparties, for the same services and products, such as programming, billing services and interactive programming guides. Comcast and AT&T Broadband Group could not disclose the terms of many of these contracts to each other because of confidentiality provisions included in these contracts or other legal restrictions. For this and other reasons, it is not clear, in the case of certain services and products, whether after completion of the AT&T Comcast transaction each of the existing agreements continues to apply only to the operations to which they have historically applied or whether instead one of the two contracts will apply to the operations of both companies and the other contract will be terminated. Since these contracts often differ significantly in their terms, resolution of these contractual issues could cause our actual financial position and results of operations to differ significantly and adversely from the pro forma amounts reflected in the pro forma financial information incorporated by reference in this prospectus.

     Programming costs are increasing and we may not have the ability to pass these increases on to our customers, which would materially adversely affect our cash flow and operating margins.

     Programming costs are expected to be our largest single expense item. In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. This increase is expected to continue, and we may not be able to pass programming cost increases on to our customers. The inability to pass these programming cost increases on to our customers would have a material adverse impact on our cash flow and operating margins. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and digital programming tiers, we may face increased programming costs, which, in conjunction with the additional market constraints on our ability to pass programming costs on to our customers, may reduce operating margins.

     We also will be subject to increasing financial and other demands by broadcasters to obtain the required consent for the transmission of broadcast programming to our subscribers. We cannot predict the financial impact of these negotiations or the effect on our subscribers should we be required to stop offering this programming.

     We face a wide range of competition in areas served by our cable systems, which could adversely affect our future results of operations.

     Our cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors and other companies that use satellites, build competing cable systems in the same communities we serve or otherwise provide programming and other communications services to our subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with cable communications services. Some local telephone companies provide, or have announced plans to provide, video services within and outside their telephone service areas through a variety of methods, including broadband cable networks. Additionally, we will be subject to competition from telecommunications providers and Internet service providers, known as ISPs, in connection with offerings of new and advanced services, including telecommunications and Internet services. This competition may materially adversely affect our business and operations in the future. In addition, any increase in vacancy rates in multi-dwelling units has historically adversely impacted subscriber levels and is expected to do so in the future. Subscriber levels also have historically demonstrated seasonal fluctuations, particularly in markets that include major universities. The failure of seasonal fourth quarter increases to offset decreases would adversely affect subscriber levels.

     We have substantial capital requirements which may require us to obtain additional financing that may be difficult to obtain.

     We expect that for some period of time our capital expenditures will exceed, perhaps significantly, our net cash provided by operating activities. This may require us to obtain additional financing. We may not be able to obtain or to obtain on favorable terms the capital necessary to fund the substantial capital expenditures described above that are required by our strategy and business plan. A failure to obtain necessary capital or to obtain necessary capital on favorable terms could have a material adverse effect on us and result in the delay, change or abandonment of our development or expansion plans.

     Historically, AT&T Broadband Group's capital expenditures significantly exceeded its net cash provided by operations. For the year ended December 31, 2001 and the six months ended June 30, 2002, AT&T Broadband Group's capital expenditures exceeded its net cash provided by operations by $3.5 billion and $0.4 billion, respectively. In addition, for the year ended December 31, 2001, Comcast's capital expenditures exceeded its net cash provided by operating activities by $952 million.

     We anticipate that we will upgrade a significant portion of our broadband systems over the coming years and make other capital investments, including with respect to our advanced services. In 2002, we anticipate that Broadband and Comcast's cable division will incur capital expenditures of approximately $4.2 billion and $1.3 billion, respectively. We are expected to incur substantial capital expenditures in the years following completion of the AT&T Comcast transaction. However, the actual amount of the funds required for capital expenditures cannot be determined with precision at this time. Capital expenditures are expected to be used to acquire equipment, such as set-top boxes, cable modems and telephone equipment, and to pay for installation costs for additional video and advanced services customers. In addition, capital is expected to be used to upgrade and rebuild network systems to expand bandwidth capacity and add two-way capability so that it may offer advanced services. There can be no assurance that these amounts will be sufficient to accomplish the planned system upgrades, equipment acquisitions and expansion.

     Comcast and Broadband also have commitments under certain of their franchise agreements with local franchising authorities to upgrade and rebuild certain network systems. These commitments may require capital expenditures in order to avoid default and/or penalties.

     Some of our subsidiaries are subject to long-term exclusive agreements that may limit their future operating flexibility and materially adversely affect our financial results.

     Some of the entities formerly attributed to AT&T Broadband Group which are now our subsidiaries are subject to long-term agreements relating to significant aspects of their operations, including long-term agreements for video programming, audio programming, electronic program guides, billing and other services. For example, AT&T Broadband Group's predecessor, TCI, and AT&T Broadband Group's subsidiary, Satellite Services, Inc., are parties to an affiliation term sheet with Starz Encore Group, an affiliate of Liberty Media, which extends to 2022 and provides for a fixed price payment, subject to adjustment for various factors including inflation, and may require Broadband to pay two-thirds of Starz Encore Group's programming costs above levels designated in the term sheet. Satellite Services, Inc. also entered into a ten-year agreement with TV Guide in January 1999 for interactive program guide services, which designates TV Guide Interactive as the interactive programming guide for Broadband systems. Furthermore, a subsidiary of Broadband is party to an agreement that does not expire until December 31, 2013 under which it purchases certain billing services from an unaffiliated third party. The price, terms and conditions of the Starz Encore term sheet, the TV Guide agreement and the billing agreement may not reflect the current market and if one or more of these arrangements continue to apply to Broadband after completion of the AT&T Comcast transaction, they may materially adversely impact our financial performance.

     By letter dated May 29, 2001, AT&T Broadband Group disputed the enforceability of the excess programming pass through provisions of the Starz Encore term sheet and questioned the validity of the term sheet as a whole. AT&T Broadband Group also has raised certain issues concerning the uncertainty of the provisions of the term sheet and the contractual interpretation and application of certain of its provisions to, among other things, the acquisition and disposition of cable systems. In July 2001, Starz Encore Group filed a lawsuit seeking payment of the 2001 excess programming costs and a declaration that the term sheet is a binding and enforceable contract. In October 2001, AT&T Broadband Group and Starz Encore Group agreed to stay the litigation until August 31, 2002 to allow the parties time to continue negotiations toward a potential business resolution of this dispute. The court granted the stay on October 30, 2001. The terms of the stay order allow either party to petition the court to lift the stay after April 30, 2002 and to proceed with the litigation. AT&T Broadband Group and Starz Encore Group agreed to extend the stay of the litigation and the court extended the stay to and including January 31, 2003, with a requirement that the parties attempt to mediate the dispute.

     On March 13, 2002, AT&T Broadband Group informed CSG Systems, Inc. that AT&T Broadband Group was considering the initiation of an arbitration against CSG relating to a Master Subscriber Management System Agreement that the two companies entered into in 1997. Pursuant to the Master Agreement, CSG provides billing support to AT&T Broadband Group. On May 10, 2002, AT&T Broadband Group filed a demand for arbitration against CSG before the American Arbitration Association. On May 31, 2002, CSG answered AT&T Broadband Group's arbitration demand and asserted various counterclaims. On June 21, 2002, CSG filed a lawsuit against Comcast in federal court located in Denver, Colorado asserting claims related to the Master Agreement and the pending arbitration. On November 4, 2002, CSG withdrew its complaint against Comcast so the parties could pursue settlement talks without prejudice to refile its complaint if settlement talks are unsuccessful. In the event that this process results in the termination of the Master Agreement, Broadband may incur significant costs in connection with its replacement of these customer care and billing services and may experience temporary disruptions to its operations.

     We are subject to regulation by federal, state and local governments which may impose costs and restrictions.

     The federal, state and local governments extensively regulate the cable communications industry. We expect that court actions and regulatory proceedings will refine the rights and obligations of various parties, including the government, under the Communications Act of 1934, as amended. The results of these judicial and administrative proceedings may materially affect our business operations. Local authorities grant Comcast and Broadband franchises that permit them to operate their cable systems. We will have to renew or renegotiate these franchises from time to time. Local franchising authorities often demand concessions or other commitments as a condition to renewal or transfer, which concessions or other commitments could be costly to obtain.

     We will be subject to additional regulatory burdens in connection with the provision of telecommunications services, which could cause us to incur additional costs.

     We will be subject to risks associated with the regulation of our telecommunications services by the FCC and state public utilities commissions, or PUCs. Telecommunications companies, including companies that have the ability to offer telephone services over the Internet, generally are subject to significant regulation. This regulation could materially adversely affect our business operations.

     Our competition may increase because of technological advances and new regulatory requirements, which could adversely affect our future results of operations.

     Numerous companies, including telephone companies, have introduced Digital Subscriber Line technology, known as DSL, which provides Internet access to subscribers at data transmission speeds greater than that of modems over conventional telephone lines. We expect other advances in communications technology, as well as changes in the marketplace, to occur in the future. Other new technologies and services may develop and may compete with services that cable communications systems offer. The success of these ongoing and future developments could have a negative impact on our business operations.

     In addition, over the past several years, a number of companies, including telephone companies and ISPs, have asked local, state, and federal governmental authorities to mandate that cable communications operators provide capacity on their broadband infrastructure so that these and others may deliver Internet and other interactive television services directly to customers over these cable facilities. Some cable operators have initiated litigation challenging municipal efforts to unilaterally impose so-called "open access" requirements. The few court decisions dealing with this issue have been inconsistent. Moreover, in connection with their review of the AOL-Time Warner merger, the FCC and the Federal Trade Commission imposed "open access," technical performance and other requirements related to the merged company's Internet and Instant Messaging platforms. The FCC recently concluded in a regulatory proceeding initiated by it to consider "open access" and related regulatory issues that cable modem service, as it is currently offered, is properly classified as an interstate information service that is not subject to common carrier regulation but remains subject to the FCC's jurisdiction. The FCC is seeking public comment regarding the regulatory implications of this conclusion, including, among other things, whether it is appropriate to impose "open access" requirements on these services or whether consumers will be able to obtain a choice of ISPs without government intervention.

     A number of cable operators have reached agreements to provide unaffiliated ISPs access to their cable systems in the absence of regulatory requirements. Recently, Comcast reached an "access" agreement with United Online and Broadband reached an "access" agreement with each of Earthlink, Internet Central, Connected Data Systems, Galaxy Internet Services and Connect Plus International. Under the terms of the exchange agreement that Comcast and AT&T have executed with Microsoft, now that the AT&T Comcast transaction has been consummated, we will be required, with respect to each such agreement with another ISP, to offer Microsoft an "access" agreement on terms no less favorable than those provided to the other ISP with respect to the specific cable systems covered under the agreement with the other ISP. Notwithstanding the foregoing, there can be no assurance that regulatory authorities will not impose "open access" or similar requirements on us as part of an industry-wide requirement. Such requirements could have a negative impact on our business operations.

     We, through Broadband, have substantial economic interests in joint ventures in which we have limited management rights.

     AT&T Broadband Group was a partner in several large joint ventures, such as Time Warner Entertainment, Texas Cable Partners and Kansas City Cable Partners, in which it had a substantial economic interest but did not have substantial control with regard to management policies or the selection of management. These joint ventures may be managed in a manner contrary to our best interests, and the value of our investment, through Broadband, in these joint ventures may be affected by management policies that are determined without our input or over our objections. AT&T Broadband Group had cable partnerships with each of AOL Time Warner, Insight Communications, Adelphia Communications, Midcontinent and US Cable. Materially adverse financial or other developments with respect to a partner could adversely impact the applicable partnership.

     On June 25, 2002, three cable partnerships between subsidiaries of AT&T and subsidiaries of Adelphia Communications Corporation commenced bankruptcy proceedings by the filing of chapter 11 petitions in the Bankruptcy Court for the Southern District of New York at about the same time that other Adelphia entities filed for bankruptcy. These partnerships are: Century-TCI California Communications, L.P. (in which Broadband holds a 25% interest through a wholly-owned subsidiary and which as of December 31, 2001 had an aggregate of approximately 775,000 subscribers in the greater Los Angeles, California area), Parnassos Communications, L.P. (in which Broadband holds a 33.33% interest through a wholly owned subsidiary) and Western NY Cablevision, L.P. (in which Broadband holds a 33.33% interest through a wholly-owned subsidiary and which as of December 31, 2001 had, together with Parnassos Communications, L.P., an aggregate of approximately 470,000 subscribers in Buffalo, New York and the surrounding areas). We cannot predict what the outcome of these proceedings will be on any of the partnerships and the proceedings may have a material adverse impact on the partnerships. AT&T Broadband Group recorded an impairment charge through net losses related to equity investments of $143 million, net of taxes of $90 million, in connection with the bankruptcy proceedings of the Adelphia partnerships.

     We, through Comcast and Broadband, face risks arising from their and AT&T's relationship with At Home Corporation.

     Through a subsidiary, AT&T owns approximately 23% of the outstanding common stock and 74% of the voting power of the outstanding common stock of At Home Corporation, which filed for bankruptcy protection on September 28, 2001. Until October 1, 2001, AT&T appointed a majority of At Home's directors and it now appoints none.

     Since September 28, 2001, some creditors of At Home have threatened to commence litigation against AT&T relating to the conduct of AT&T or its designees on the At Home Board in connection with At Home's declaration of bankruptcy and At Home's subsequent aborted efforts to dispose of some of its businesses or assets in a bankruptcy court-supervised auction, as well as in connection with other aspects of AT&T's relationship with At Home. On May 1, 2002, At Home filed a proposed plan of liquidation pursuant to Chapter 11 of the U.S. Bankruptcy Code, which, as modified on June 18, 2002, among other things, provides that all claims and causes of action of the bankrupt estate of At Home against AT&T and other shareholders will be transferred to a liquidating trust owned ratably by the bondholders of At Home and funded with at least $12 million, and as much as $17 million, to finance the litigation of those claims. The plan was approved by the bankruptcy court on August 15, 2002 and became effective on or about October 1, 2002. On November 7, 2002, a complaint was filed by the bondholders liquidating trust against AT&T and certain of its senior officers alleging various breaches of fiduciary duties, misappropriation of trade secrets and other causes of action in connection with the transactions in March 2000 described below, and prior and subsequent alleged conduct on the part of the defendants. Any liabilities resulting from this lawsuit would be shared equally between AT&T and Broadband.

     In addition, purported class action lawsuits have been filed in California state court on behalf of At Home shareholders against AT&T, At Home, Comcast and former directors of At Home. The lawsuits claim that the defendants breached fiduciary obligations of care, candor and loyalty in connection with a transaction announced in March 2000 in which, among other things, AT&T, Cox and Comcast agreed to extend existing distribution agreements, the At Home Board was reorganized, and AT&T agreed to give Cox and Comcast rights to sell their At Home shares to AT&T. These actions have been consolidated by the court. At the request of At Home's bondholders, on September 10, 2002, the bankruptcy court ruled that the claims asserted in these actions belong to At Home's bankruptcy estate, not its shareholders, that the actions must be dismissed, and that the claims in the actions are to be prosecuted by the At Home bondholders liquidating trust under the confirmed Chapter 11 plan. The order remains subject to appeal. The liability for these lawsuits would be shared equally between AT&T and Broadband.

     On September 23, 2002, the Official Committee of Unsecured Bondholders of At Home filed suit in the United States District Court for the District of Delaware against Comcast, Cox, Brian L. Roberts in his capacity as a director of At Home, and other corporate and individual defendants. The complaint seeks alleged "short-swing" profits under Section 16(b) of the Securities and Exchange Act in connection with At Home put options Comcast and Cox entered into with AT&T. The complaint alleges a total of at least $600 million in damages in the aggregate from Comcast and Cox in connection with this claim. The complaint also seeks damages in an unspecified amount for alleged breaches of fiduciary duty by the defendants in connection with transactions entered into among AT&T, At Home, Comcast and Cox. Comcast believes this suit is without merit and intends to vigorously defend itself in the action.

     In March 2002, three purported class actions were filed in the United States District Court for the Southern District of New York against, among others, AT&T and certain of its senior officers alleging violations of the federal securities laws in connection with disclosures made by At Home in the period from March 28, 2000 through August 28, 2001. These actions have been consolidated. On November 8, 2002, a consolidated class action complaint was filed in this action. Any liabilities resulting from this lawsuit would be shared equally between AT&T and Broadband.

     As part of a portfolio of lease and project financing assets Broadband assumed in connection with the acquisition of MediaOne, Broadband is the lessor of some airplanes under leveraged leases to US Airways Group. Under a leveraged lease, the assets are secured with debt, which is non-recourse to Broadband. On August 11, 2002, US Airways filed for Chapter 11 bankruptcy protection. In connection with the bankruptcy filing, US Airways can reject or reaffirm its leases. Broadband does not know if the leases will be rejected or reaffirmed. If the leases are rejected and the non-recourse debtholder forecloses on the assets, Broadband could incur an after-tax loss of approximately $35 to $45 million (based on June 30, 2002 balances).

                          MARKET PRICES AND DIVIDENDS

     Our Class A Special common stock is admitted for trading on The Nasdaq National Market under the ticker "CMCSK." The high and low last reported sale prices for our shares of Class A Special common stock during the period from October 30, 2002, when the shares of Class A Special common stock began trading on a when issued basis under the symbol "COMCV," through November 15, 2002 were $26.54 and $23.24, respectively, and no dividends were paid during that period.

     Prior to the completion of the AT&T Comcast transaction, Comcast's Class A Special common stock was admitted for trading on The Nasdaq National Market under the symbol "CMCSK." The following table sets forth, for the periods indicated, the high and low last reported sales price of Comcast's Class A Special common stock and dividends paid on such shares, as adjusted for Comcast's two-for-one stock split in the form of a 100% stock dividend in May 1999.

     For current price information, you should consult publicly available sources.

                                                                                    Dividends
     Calendar Period                                        High         Low          Paid
     ---------------                                     ---------   ---------      ---------
     1999
         First Quarter...................................$   38.56   $   29.63      $   .0117
         Second Quarter..................................    42.00       29.44
         Third Quarter...................................    41.56       32.63
         Fourth Quarter..................................    56.50       35.69
     2000
         First Quarter...................................$   54.56   $   38.31
         Second Quarter..................................    44.19       29.75
         Third Quarter...................................    41.06       31.06
         Fourth Quarter..................................    43.94       34.00
     2001
         First Quarter...................................$   45.88   $   38.69
         Second Quarter...................................   45.50       39.50
         Third Quarter....................................   43.31       32.51
         Fourth Quarter...................................   40.18       35.19
     2002
         First Quarter...................................$   37.33   $   29.65
         Second Quarter..................................    32.15       22.33
         Third Quarter...................................    25.12       16.80
         Fourth Quarter (through November 15, 2002)......    26.24       16.93

     DESCRIPTION OF OUR CLASS A SPECIAL COMMON STOCK AND OTHER CAPITAL STOCK

     The following is a description of the material terms of our capital stock. The following description is qualified by reference to the terms of our charter and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

     Our authorized capital stock consists of 7.5 billion shares of Class A common stock, 7.5 billion shares of Class A Special common stock, 75 million shares of Class B common stock and 20 million shares of preferred stock.

Class A Common Stock

     Class A Common Stock Outstanding. The outstanding shares of our Class A common stock as of the completion of the AT&T Comcast transaction were duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. On all matters submitted for a vote of holders of all classes of our voting stock, holders of our Class A common stock in the aggregate hold 66 2/3% of the aggregate voting power of our capital stock as of completion of the AT&T Comcast transaction.

     Each share of our Class A common stock has the number of votes equal to a quotient the numerator of which is the excess of (1) the Total Number of Votes (as defined below in this paragraph) over (2) the sum of (A) the Total Number of B Votes (as defined below in this paragraph) and (B) the Total Number of Other Votes (as defined below in this paragraph) and the denominator of which is the number of outstanding shares of our Class A common stock. "Total Number of Votes" on any record date is equal to a quotient the numerator of which is the Total Number of B Votes on such record date and the denominator of which is the B Voting Percentage (as defined below in this paragraph) on such record date. "Total Number of B Votes" on any record date is equal to the product of
(1) 15 and (2) the number of outstanding shares of our Class B common stock on such record date. "Total Number of Other Votes" on any record date means the aggregate number of votes to which holders of all classes of our capital stock other than holders of our Class A common stock and our Class B common stock are entitled to cast on such record date in an election of directors. "B Voting Percentage" on any record date means the portion (expressed as a percentage) of the total number of votes to which all holders of our Class B common stock are entitled to cast on such record date in an election of directors. Initially, the B Voting Percentage will be 33 1/3%. Based on the number of shares of our Class A common stock and our Class B common stock estimated to be outstanding as of completion of the AT&T Comcast transaction each share of our Class A common stock had approximately 0.2 of a vote upon completion of the AT&T Comcast transaction.

     If the number of shares of our Class A common stock or our Class B common stock outstanding is reduced for any reason (e.g., by repurchase or, in the case of our Class B common stock only, conversion), the aggregate voting power of the applicable class of our capital stock will be proportionately reduced. If additional shares of our Class A common stock or our Class B common stock are issued, the relative aggregate voting power of the two classes of our common stock will change (based on the principle that each share of our Class B common stock will be entitled to 15 times the vote of each share of our Class A common stock) to the extent such issuance is disproportionate as between the relative number of shares of the two classes outstanding prior to the issuance, but the combined aggregate voting power of the two classes of stock will remain constant at approximately 38 47/100% (except to the extent there has been a reduction in the aggregate voting power of either class of stock as described in the preceding sentence).

     Approval Rights. Except as required by law, holders of our Class A common stock have no specific approval rights over any of our corporate actions.

     Conversion Rights. The shares of our Class A common stock will not be convertible into shares of any other class of our capital stock.

     Preemptive Rights. The holders of our Class A common stock will have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Class B Common Stock

     Class B Common Stock Outstanding. The outstanding shares of our Class B common stock as of the completion of the AT&T Comcast transaction were duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Subject to the next sentence, on all matters submitted for a vote of holders of all classes of our voting stock, holders of our Class B common stock in the aggregate will hold 33 1/3% of the aggregate voting power of our capital stock, regardless of the number of shares of our Class A common stock or any other class of our capital stock outstanding at any time. If the number of shares of our Class B common stock outstanding is reduced for any reason (e.g., by repurchase or conversion), the aggregate voting power of our Class B common stock will be proportionately reduced.

     Each share of our Class B common stock will have 15 votes.

     Approval Rights. Holders of our Class B common stock will have an approval right over (1) any merger of us with another company or any other transaction, in each case that requires our shareholders approval under applicable law, or any other transaction that would result in any person or group owning shares representing in excess of 10% of the aggregate voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring our shareholders approval under the rules and regulations of any stock exchange or quotation system; (2) any issuance of our Class B common stock or any securities exercisable or exchangeable for or convertible into our Class B common stock; and (3) charter amendments (such as a charter amendment to opt in to any of the Pennsylvania antitakeover statutes) and other actions (such as the adoption, amendment or redemption of a shareholder rights plan) that limit the rights of holders of our Class B common stock or any subsequent transferee of our Class B common stock to transfer, vote or otherwise exercise rights with respect to our capital stock.

     Conversion Rights. Each share of our Class B common stock will be convertible into one share of our Class A common stock, our Class A Special common stock.

     Preemptive Rights. The holders of our Class B common stock will have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Class A Special Common Stock

     Class A Special Common Stock Outstanding. The outstanding shares of our Class A Special common stock as of the completion of the AT&T Comcast transaction were duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Except as required by law, holders of our Class A Special common stock are not be entitled to vote. When holders of our Class A Special common stock are entitled to vote by applicable law, each share of our Class A Special common stock has the same number of votes as each share of our Class A common stock.

     Approval Rights. Except as required by law, holders of Class A Special common stock have no specific approval rights over any corporate actions.

     Conversion Rights. The shares of our Class A Special common stock are not convertible into shares of any other class of our capital stock.

     Preemptive Rights. Holders of our Class A Special common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

     Preferred Stock Outstanding. No shares of our preferred stock were outstanding as of completion of the AT&T Comcast transaction.

     Blank Check Preferred Stock. Under the our charter, our Board has the authority, without shareholder approval, to create and issue one or more series of preferred stock, without par value, in whole or fractional shares, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights, and other special or relative rights as it so chooses. Acting under this authority, our Board could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of that shareholder beneficially owning or commencing a tender offer for a substantial amount of our voting capital stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of us without any further action by our shareholders.

     Pursuant to the authority described in the preceding paragraph, the AT&T Comcast Board has designated a series of preferred stock in connection with the adoption of our shareholder rights plan described below. See "--Description of AT&T Comcast Shareholder Rights Plan."

Dividend Rights

     Holders of our Class A common stock, Class A Special common stock, and Class B common stock will be entitled to receive, from time to time, when, as and if declared, in the discretion of our Board, such cash dividends as our Board may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares held by them, respectively, without regard to class.

     Holders of our Class A common stock, Class A Special common stock, and Class B common stock will also be entitled to receive, from time to time, when, as and if declared by our Board, such dividends of our stock or other property as our Board may determine, out of such funds as are legally available therefor. However, stock dividends on, or stock splits of, any class of common stock will not be paid or issued unless paid or issued on all classes of our common stock, in which case they will be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, our Class B common stock may also be paid or issued in shares of our Class A Special common stock.

Rights Upon Liquidation

     In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of us, holders of our Class A common stock, Class A Special common stock, and Class B common stock will be entitled to receive our assets and funds in proportion to the number of shares held by them, respectively, without regard to class.

Mergers, Consolidations, Etc.

     Our charter provides that if in a transaction such as a merger, consolidation, share exchange or recapitalization holders of each class of our common stock outstanding on completion of the AT&T Comcast transaction do not receive the same consideration for each of their shares of our common stock (i.e., the same amount of cash or the same number of shares of each class of stock issued in the transaction in proportion to the number of shares of our common stock held by them, respectively, without regard to class), holders of each such class of our common stock will receive "mirror" securities (i.e., shares of a class of stock having substantially equivalent rights as the applicable class of our common stock).

Transfer Agent and Registrar

     EquiServe is the transfer agent and registrar for our common stock.

Stock Exchange Listings

     The shares of our Class A common stock and Class A Special common stock outstanding as of completion of the AT&T Comcast transaction or issued upon conversion of any Debentures have been admitted for trading on The Nasdaq National Market.

Description Of AT&T Comcast Shareholder Rights Plan

     The following description of the material terms of a rights agreement with respect to a shareholder rights plan which we entered into in connection with the completion of the AT&T Comcast transaction is qualified by reference to the terms of the rights agreement, which is included as an exhibit to the registration statement of which this prospectus is a part.

     The Rights. The rights agreement provides for the declaration by our Board of a dividend of one preferred stock purchase right (the "Rights") for each outstanding share of our Class A common stock, Class A Special common stock, and Class B common stock. The dividend will be payable to holders of record as of the close of business on the record date selected by our Board, which date will be no later than ten days after the closing date of the AT&T Comcast transaction.

     The Rights will not entitle holders to any rights of our shareholders, such as voting and dividend rights, but the rights agreement will include standard antidilution provisions to protect the effectiveness of the Rights.

     The transferability and exercisability of the Rights will depend on whether a "Distribution Date" has occurred. A Distribution Date generally means the earlier of (1) the tenth day after a public announcement that any person or group has become an "Acquiring Person" and (2) the tenth business day after the date of the commencement of a tender or exchange offer by any person that could result in such person becoming an Acquiring Person. An Acquiring Person generally means any person or group (other than any holder of our Class B common stock or any of such holder's affiliates) who becomes the beneficial owner of our voting capital stock that represents 10% or more of the total number of votes that holders of our capital stock are entitled to cast with respect to any matter presented for a shareholder vote.

     Transferability. Prior to the Distribution Date, (1) the Rights will be evidenced by the certificates of the relevant underlying common stock and the registered holders of the common stock shall be deemed the registered holders of the associated Rights and (2) the Rights will be transferable only in connection with transfers of shares of the underlying common stock. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each holder of the relevant underlying common stock as of the close of business on the Distribution Date. Thereafter, the Rights will be transferable separately from the common stock.

     Exercisability. The Rights will not be exercisable prior to the Distribution Date. After the Distribution Date, but prior to the occurrence of an event described below under "--`Flip In' Feature" or "--`Flip Over' Feature," each Right will be exercisable to purchase for a price equal to approximately five times the market price for a share of our Class A common stock at the time of adoption of the shareholder rights plan one one-thousandth of a share of our Series A Participating Cumulative Preferred Stock.

     "Flip In" Feature. If any person becomes an Acquiring Person, each holder of a Right, except for the Acquiring Person or certain affiliated persons, will have the right to acquire, instead of one one-hundredth of a share of our Series A Participating Cumulative Preferred Stock, a number of shares of our Class A common stock, in each case having a market value equal to twice the exercise price of the Right. For example, if an initial purchase price of $200 were in effect on the date that the flip in feature of the Rights were exercised, any holder of a Right, except for the person that has become an Acquiring Person or certain affiliated persons, could exercise his or her Right by paying to us $200 in order to receive shares of our Class A common stock having a value equal to $400.

     "Exchange" Feature. At any time after a person becomes an Acquiring Person (but before any person becomes the beneficial owner of our voting capital stock representing 50% or more of the total number of votes which holders of our capital stock are entitled to cast with respect to any matter presented for a shareholder vote), our Board may exchange all or some of the Rights, except for those held by any Acquiring Person or certain affiliated persons, for our Class A common stock at an exchange ratio of one share of our Class A common stock for each Right. Use of this exchange feature means that eligible Rights holders would not have to pay cash before receiving shares of our Class A common stock.

     "Flip Over" Feature. If, after a person becomes an Acquiring Person, (1) we are involved in a merger or other business combination in which we are not the surviving corporation or any of our common stock is exchanged for other securities or assets or (2) we and/or one or more of our subsidiaries sell or transfer assets or earning power aggregating 50% or more of the assets or earning power of us and/or our subsidiaries, then each Right will entitle the holder, except for any Acquiring Person or certain affiliated persons, to purchase a number of shares of common stock of the other party to the transaction having a value equal to twice the exercise price of the Right.

     Redemption of Rights. Our Board may redeem all of the Rights at a price of $0.001 per Right at any time prior to the time that any person becomes an Acquiring Person. The right to exercise will terminate upon redemption, and at that time, holders of the Rights will have the right to receive only the redemption price for each Right they hold.

     Amendment of Rights. At any time before a person becomes an Acquiring Person, the terms of the rights agreement may be amended in any respect by us without the approval of holders of the Rights. However, after the date any person becomes an Acquiring Person, the rights agreement may not be amended in any manner that would adversely affect the interests of holders of the Rights (other than any person who has become an Acquiring Person and certain affiliated persons) or cause the Rights to be redeemable at that time.

     Expiration of Rights. If not previously exercised or redeemed, the Rights will expire on the tenth anniversary of the completion of the AT&T Comcast transaction, unless earlier exchanged or redeemed.

     Anti-Takeover Effects. The Rights have anti-takeover effects. Once the Rights have become exercisable, in most cases they will cause substantial dilution to a person who attempts to acquire or merge with us. Accordingly, the existence of the Rights may deter potential acquirors from making a takeover proposal or a tender offer. The Rights should not interfere with any merger or other business combination approved by the our Board because the Board may either redeem the Rights or amend the rights agreement so that a transaction it approves would not cause the Rights to become exercisable.

     Taxation. The dividend of the Rights will not be taxable to our shareholders, but shareholders may recognize taxable income if the Rights become exercisable as set forth above.

     Series A Preferred Stock. In connection with the creation of the Rights, our Board authorized the issuance of shares of our preferred stock designated as our Series A Participating Cumulative Preferred Stock. We will design the dividend, liquidation, voting and redemption features of our Series A Participating Cumulative Preferred Stock so that the value of one-thousandth of a share of our Series A Participating Cumulative Preferred Stock approximates the value of one share of our Class A common stock. Shares of our Series A Participating Cumulative Preferred Stock will be purchasable only after the Rights have become exercisable. The rights of our Series A Participating Cumulative Preferred Stock as to dividends, liquidation and voting, and in the event of mergers or consolidations, are protected by customary antidilution provisions.


                         DESCRIPTION OF THE DEBENTURES

     The Debentures were issued under an indenture dated as of June 15, 1999 executed by Comcast and the trustee. The Debentures are subject to the terms of the indenture, as well as the terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Although we have summarized selected provisions of the Debentures and the indenture below, this summary is not complete and is qualified in its entirety by reference to the Debentures, the indenture, and the terms made part of the indenture by reference to the Trust Indenture Act. A copy of the forms of the Debentures and indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

    The indenture does not limit the aggregate principal amount of indebtedness which may be issued under it. The indenture also provides that debt may be issued from time to time in one or more series. The Debentures constitute a separate series under the indenture.

General

     The Debentures are general unsecured obligations of Comcast. The aggregate principal amount at maturity outstanding of Debentures as of November 18, 2002 was $1,178,513,000. The Debentures will mature on December 19, 2020. The Debentures rank on a parity with all of Comcast's other unsecured and unsubordinated indebtedness.

     The Debentures were offered and sold at a discount from their value at maturity. Comcast initially issued the Debentures at a price to investors of $779.41 per Debenture. Over time, the amount payable on each Debenture will increase in value until it reaches its maturity value of $1,000 on December 19, 2020. The Debentures were issued only in denominations of $1,000 payable at maturity and multiples of $1,000 payable at maturity.

     As and from the AT&T Comcast transaction, you have the option to convert your Debentures, so long as specified conditions are met, into shares of AT&T Comcast's Class A Special common stock at a conversion rate of 14.2566 shares of Class A Special common stock per Debenture. All references to Class A Special common stock in the following description refer to shares of AT&T Comcast's Class A Special common stock.

     As of November 15, 2002, the conversion rate of 14.2566 was equivalent to an accreted conversion price of $55.98 per share of our Class A Special common stock. The conversion rate is subject to adjustment if some events occur. Holders may surrender Debentures for conversion at any time prior to maturity, unless previously redeemed, but only if the closing sale price of our Class A Special common stock is greater than 110% of the accreted conversion price for at least 20 trading days of the 30 trading days prior to conversion. Upon conversion, you will receive only shares of our Class A Special common stock. You will not receive any cash payment for the accrued original issue discount to the conversion date.

Interest

     Comcast will not pay cash interest on the Debentures unless Comcast elects to do so following a tax event as described below. You should be aware that original issue discount accruing for the period you hold the Debentures must be included in your gross income for federal income tax purposes. Original issue discount is generally the difference between the adjusted issue price and the $1,000 principal amount of the Debenture at maturity.

Redemption Rights

     On or after December 19, 2005, Comcast can redeem for cash all or part of the Debentures at any time, upon not less than 15 nor more than 60 days notice by mail to holders of Debentures, for a price equal to the issue price per Debenture plus accrued original issue discount at a rate of 1.25% per annum compounded semi-annually to the date of redemption, on the basis of a 360-day year consisting of twelve 30-day months. Comcast can also elect to pay cash interest on the Debentures upon the occurrence of some tax events described below instead of accruing original issue discount. See "--Tax Event."

     The table below shows redemption prices of Debentures at December 19, 2005, at each following December 19 prior to maturity and at maturity on December 19, 2020. The prices reflect the accrued original issue discount calculated through each date. The redemption price of a Debenture redeemed between these dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table to the actual redemption date.

                                               Accrued Original
                                 Debenture      Issue Discount      Redemption
Redemption Date                 Issue Price         Price             Price
------------------------------  -----------    ----------------     ----------
December 19, 2005.............    $779.41          $ 50.11            $829.52
December 19, 2006.............     779.41            60.51             839.92
December 19, 2007.............     779.41            71.04             850.45
December 19, 2008.............     779.41            81.70             861.11
December 19 2009..............     779.41            92.50             871.91
December 19, 2010.............     779.41           103.43             882.84
December 19, 2011.............     779.41           114.50             893.91
December 19, 2012.............     779.41           125.71             905.12
December 19, 2013.............     779.41           137.06             916.47
December 19, 2014.............     779.41           148.55             927.96
December 19, 2015.............     779.41           160.19             939.60
December 19, 2016.............     779.41           171.97             951.38

                                               Accrued Original
                                 Debenture      Issue Discount      Redemption
Redemption Date                 Issue Price         Price             Price
------------------------------  -----------    ----------------     ----------
December 19, 2017.............     779.41           183.90             963.31
December 19, 2018.............     779.41           195.98             975.39
December 19, 2019.............     779.41           208.21             987.62
December 19, 2020.............     779.41           220.59           1,000.00

     From and after the date a tax event occ urs and Comcast elects to pay cash interest at 1.25% per year on the Debentures instead of accruing original issue discount, the principal amount for redemptio n will be restated, and will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which Comcast exercises the option to commence paying cash interest.

     If Comcast decide to redeem fewer than all of the outstanding Debentures, the trustee will select the Debentures to be redeemed by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your Debentures for partial redemption and you convert a portion of the same Debentures, the converted portion will be deemed to be from the portion selected for redemption. Each Debenture will be redeemed in whole.

Conversion Rights

     You have the right to convert each Debenture into 14.2566 shares of Class A Special common stock so long as the conditions described below are met. You may convert a Debenture into shares of Class A Special common stock at any time until the close of business on the last business day prior to December 19, 2020. If a Debenture has been called for redemption, you will be entitled to convert the Debenture until the close of business on the business day immediately preceding the date of redemption. You may convert fewer than all of your Debentures so long as the Debentures converted are a multiple of $1,000 principal amount.

     Holders may surrender Debentures for conversion into Class A Special common stock only if the closing sale price of the Class A Special common stock is greater than 110% of the accreted conversion price per share for at least 20 trading days of the 30 trading days prior to conversion. The accreted conversion price as of any day will equal the sum of the issue price of a Debenture plus the accrued original issue discount for the Debenture, with that sum divided by the number of Class A Special Common shares issuable upon conversion of a Debenture on that day. Even if the market price contingency described above has not occurred, the Debentures may be surrendered for conversion:

     o to the extent Comcast has called the Debentures for redemption. Debentures called for redemption may be surrendered for conversion from the date of notice of the redemption until the close of business on the redemption date.

     o if (a) Comcast elects to make a distribution to all stockholders that would result in an adjustment to the conversion rate under the third or fourth bullet of the second paragraph below and that, in the case of the fourth bullet, has a per share value equal to more than 15% of the closing price of the Class A Special common stock on the day preceding the declaration date for the distribution and (b) Comcast does not provide that holders of the Debentures may participate in the distribution. Debentures may be surrendered for conversion at any time from and after the declaration date for the distribution until the business day immediately prior to its ex-dividend date or until Comcast announces that the distribution will not take place.

     o if Comcast is party to a consolidation, merger or binding share exchange pursuant to which the Class A Special common stock will be converted into cash, securities or other property. Debentures may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction and, at the effective time of the transaction, the right to convert the Debentures into Class A Special common stock will be changed into a right to convert them into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted the Debentures immediately prior to the transaction. If the transaction also constitutes a change in control, the holder will be able to require Comcast to purchase all or a portion of the holder's Debentures as described under "--Change in Control."

     On November 15, 2002, the issue price plus accrued original issue discount on the Debentures was $798.14, representing an accreted conversion price of $55.98 per share of our Class A Special common stock. On November 15, 2002, the last reported sale price of the Class A Special common stock on The Nasdaq National Market was $25.43, or approximately 45% of the accreted conversion price, and investors exercising their right to convert the securities would have incurred an immediate and substantial economic loss.

     You will not receive any cash payment representing accrued original issue discount upon conversion of a Debenture. Instead, upon conversion Comcast will deliver to you a fixed number of shares of Class A Special common stock and any cash payment to account for fractional shares. The cash payment for fractional shares will be based on the closing price of Class A Special common stock on the trading day immediately prior to the conversion date. Delivery of shares of our Class A Special common stock will be deemed to satisfy Comcast's obligation to pay the principal amount of the Debenture, including accrued original issue discount. Accrued original issue discount will be deemed paid in full rather than canceled, extinguished or forfeited. Comcast will not adjust the conversion ratio to account for the accrued original issue discount.

     The conversion rate will be subject to adjustment upon the following events:

     o issuance of shares of Class A Special common stock as a dividend or distribution on the Class A Special common stock;

     o subdivision or combination of the outstanding Class A Special common stock;

     o issuance to all stockholders of rights or warrants that allow the holders to purchase shares of Class A Special common stock at less than the current market price; provided that no adjustment will be made if holders of the Debentures may participate in the transactions on a basis and with notice that the Comcast board of directors determines to be fair and appropriate or in some other cases;

     o distribution to all stockholders of debt or other assets but excluding distributions of rights and warrants described above and all-cash distributions; provided that no adjustment will be made if holders of the Debentures may participate in the transactions;

     o the distribution to all or substantially all stockholders of all-cash distributions in an aggregate amount that, together with (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by Comcast or any of its subsidiaries for shares of Class A Special common stock consummated within the preceding 12 months not triggering a conversion price adjustment and
          (2) all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of the common stock on the business day immediately preceding the day on which the distribution is declared; and

     o the purchase of shares of Class A Special common stock pursuant to a tender offer made by Comcast or any of its subsidiaries to the extent that the same involves aggregate consideration that, together with
          (1) any cash and the fair market value of any other consideration payable in respect of any tender offer by Comcast or any of its subsidiaries for shares of Class A Special common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (2) all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 12.5% of the market capitalization of the common stock on the expiration date of the tender offer.

     If Comcast were to adopt a stockholders rights plan under which it issued rights providing that each share of Class A Special common stock issued upon conversion of the Debentures at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the rights, there shall not be any adjustment to the conversion rate as a result of:

     o    the issuance of the rights;

     o    the distribution of separate certificates representing the rights;

     o the exercise or redemption of the rights in accordance with any rights agreement; or

     o    the termination or invalidation of the rights.

     Comcast may increase the conversion rate as permitted by law for at least 20 days, so long as the increase is irrevocable during the period. Comcast is not required to adjust the conversion rate until adjustments greater than 1% have occurred.

     If you submit your Debentures for conversion after Comcast has elected to exercise its option to pay interest instead of accruing original issue discount between a record date and the opening of business on the next interest payment date (except for Debentures or portions of Debentures called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), you must pay funds equal to the interest payable on the converted principal amount.

Repurchase Right

     You have the right to require Comcast to repurchase the Debentures on December 19, 2002, December 19, 2003, December 19, 2005, December 19, 2010 and December 19, 2015. Comcast will be required to repurchase any outstanding Debenture for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the fifth day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, Comcast will not be obligated to repurchase the related Debentures. Comcast's repurchase obligation will be subject to some additional conditions. Also, Comcast's ability to satisfy its repurchase obligations may be affected by the factors described in "Risk Factors" under the caption "Risks Related to the AT&T Comcast Transaction."

     The repurchase price payable will be equal to the issue price plus accrued original issue discount through the repurchase date. The repurchase prices of a Debenture as of each of the repurchase dates will be:

     o    $799.08 per Debenture on December 19, 2002;

     o    $809.10 per Debenture on December 19, 2003;

     o    $829.52 per Debenture on December 19, 2005;

     o    $882.84 per Debenture on December 19, 2010; and

     o    $939.60 per Debenture on December 19, 2015.

     Comcast may choose to pay the repurchase price for the December 19, 2003 and 2005 repurchases in cash or shares of Class A Special common stock, or a combination of cash and shares of Class A Special common stock. Comcast may pay the repurchase price for the December 19, 2002, 2010 and 2015 repurchases in cash only. For a discussion of the tax treatment of a holder receiving cash, shares of Class A Special common stock or any combination thereof, see "Certain United States Federal Income Tax Considerations."

     If Comcast has previously exercised its option to pay cash interest instead of accruing original issue discount on the Debentures following a tax event, the repurchase price will be equal to the restated principal amount plus the accrued and unpaid interest that accrued from the date Comcast exercised its option through the repurchase date. See "--Tax Event."

     If Comcast chooses to pay the repurchase price in whole or in part in shares of Class A Special common stock or a combination of cash and shares of Class A Special common stock, Comcast will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law (i.e., if no notice is given, Comcast will pay the repurchase price with cash), stating among other things:

     o whether Comcast will pay the repurchase price of the Debentures in cash, in shares of Class A Special common stock, or any combination thereof, specifying the percentages of each;

     o if Comcast elect to pay all or part in shares of Class A Special common stock, the method of calculating the market price of the Class A Special common stock; and

     o the procedures that holders must follow to require Comcast to repurchase their Debentures.

     Your notice electing to require Comcast to repurchase your Debentures must state:

     o if certificated Debentures have been issued, the Debenture certificate numbers, or if not certificated, your notice must comply with appropriate DTC procedures;

     o the portion of the principal amount at maturity of Debentures to be repurchased, in multiples of $1,000;

     o that the Debentures are to be repurchased by Comcast pursuant to the applicable provisions of the Debentures; and

     o in the event Comcast elects, pursuant to the notice that Comcast is required to give, to pay the repurchase price in shares of Class A Special common stock, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in shares of Class A Special common stock is not satisfied prior to the close of business on the fifth day prior to the repurchase date, as described below, whether the holder elects:

               o to withdraw the repurchase notice as to some or all of the Debentures to which it relates, or

               o to receive cash in respect of the entire repurchase price for all Debentures or portions of Debentures subject to the repurchase notice.

     If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Debentures subject to the repurchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of Class A Special common stock, see "Certain United States Federal Income Tax Considerations."

     You may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the fifth day prior to the repurchase date. The notice of withdrawal must state:

     o    the principal amount at maturity of the withdrawn Debentures;

     o if certificated Debentures have been issued, the certificate numbers of the withdrawn Debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

     o the principal amount at maturity, if any, which remains subject to the repurchase notice.

     If Comcast elects to pay the repurchase price, in whole or in part, in shares of Class A Special common stock, the number of shares to be delivered by Comcast will be equal to the portion of the repurchase price to be paid in Class A Special common stock divided by the market price of one share of Class A Special common stock as determined by Comcast in its repurchase notice. Comcast will pay cash based on the market price for all fractional shares.

      The "market price" means the average of the sale prices of the Class A Special common stock for the five trading day period ending on the third business day prior to the applicable repurchase date (if the third business day prior to the applicable repurchase date is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the five trading day period and ending on the repurchase date, of some events that would result in an adjustment of the conversion rate with respect to the Class A Special common stock.

     The "sale price" of the Class A Special common stock on any date means the reported last sale price per share of Class A Special common stock (or if no reported last sale price is available, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on the date as reported in composite transactions by the Nasdaq System.

     Because the market price of the Class A Special common stock is determined prior to the applicable repurchase date, holders of Debentures bear the market risk with respect to the value of the Class A Special common stock to be received from the date the market price is determined to the repurchase date. Comcast may pay the repurchase price or any portion of the repurchase price in shares of Class A Special common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

     Upon determination of the actual number of shares of Class A Special common stock to be paid upon redemption of the Debentures, Comcast will issue a press release containing this information or publish the information on its Web site on the World Wide Web or through such other public medium as Comcast may use at that time.

     A holder must either effect book-entry transfer or deliver the Debenture, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. You will receive payment on the repurchase date or the time of book-entry transfer or the delivery of the Debenture. If the paying agent holds money or securities sufficient to pay the repurchase price of the Debenture on the business day following the repurchase date, then:

     o    the Debenture will cease to be outstanding;

     o original issue discount (or, if the Debentures have been converted to interest-bearing Debentures following a tax event, interest) will cease to accrue; and

     o    all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the Debenture is made or whether or not the Debenture is delivered to the paying agent.

     Comcast will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Securities Exchange Act which may be applicable at the time. Comcast will file Schedule TO or any other schedule required in connection with any offer by it to repurchase the Debentures at your option.

Ranking

     The Debentures will constitute senior debt and will rank equally with all of Comcast's unsecured and unsubordinated debt and will rank senior to any future subordinated indebtedness of Comcast.

     Comcast currently conducts substantially all its operations through its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, distributions or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit Comcast's ability to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including payments on the Debentures. In addition, holders of the Debentures will have a junior position to the claims of creditors of Comcast's subsidiaries on their assets and earnings.

Tax Event

     Comcast has the option to elect to pay cash interest on the Debentures from and after the date a tax event (as defined below) occurs instead of accruing original issue discount. The principal amount, which will be restated, will be calculated by adding the issue price and the original issue discount which had accrued up until the date on which Comcast exercises the option. This restated principal amount will be the amount due at maturity. If Comcast elects this option, interest will be based on a 360-day year comprised of twelve 30-day months. Interest will accrue from the option exercise date and will be payable semiannually on June 19 and December 19.

     A tax event occurs when Comcast receives an opinion from an experienced independent tax counsel stating that, as a result of either:

     o any amendment, change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States; or

     o any amendment, change, interpretation or application of the laws or regulations by any legislative body, court, government agency or regulatory authority,

there is more than an insubstantial risk that interest, including original issue discount, payable on the Debentures either

     o    would not be deductible on a current accrual basis; or

     o    would not be deductible under any other method,

in whole or in part, by us for United States federal income tax purposes.

Change in Control

     If Comcast undergoes a change in control, you will have the option to require it to purchase your Debentures 35 business days after the change in control. Comcast will pay a purchase price equal to the initial issue price plus accrued original issue discount through the purchase date or, if Comcast has elected to pay cash interest on the Debentures following a tax event, the restated principal amount plus accrued and unpaid interest through the purchase date. You may require Comcast to purchase all or any part of the Debentures so long as the principal amount at maturity of the Debentures being purchased is a multiple of $1,000.

     The AT&T Comcast transaction constituted a change in control. You have the option to require Comcast to purchase your Debentures on January 9, 2003.

     A change in control will also occur in the following situations:

     o any person or group (other than Comcast, its subsidiaries or any Permitted Holder, as defined below) after the first issuance of Debentures becomes the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

     o Comcast consolidates with or merges into another person (other than a subsidiary), Comcast sells, conveys, transfers or leases its properties and assets substantially as an entirety to a person (other than a subsidiary), or

     o any person (other than a subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will be a change in control if, after a transaction, the persons that beneficially owned our voting stock immediately prior to the transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors; unless, in each case, at least 80% of the consideration, other than cash payments for fractional shares, in the transaction or transactions constituting the change in control, consists of shares of voting common stock of the person that are, or upon issuance will be, traded on a national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

     A "Permitted Holder" means (i) Mr. Brian L. Roberts, his spouse or children, any trust for his benefit or the benefit of his spouse or children, or any corporation or partnership in which the direct and beneficial owner of all of the equity interest is he or his spouse or children or any trust for the benefit of him, his heirs, executors, administrators or personal representatives upon his death or upon his incompetency or disability for purposes of the protection and management of his assets, and (ii) any person or group controlled by each or any of the persons referred to in clause (i). For purposes of this definition "beneficially own," "beneficial owner" and "beneficial ownership" shall have the meaning as defined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether the right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise).

     You must deliver a written notice to the paying agent prior to the close of business on the business day prior to the date on which the Debentures are to be repurchased to exercise the repurchase right upon a change in control. This notice must specify the Debentures submitted for repurchase. You may withdraw the notice by delivering a written notice of withdrawal to the paying agent before the same date.

     Within 15 business days after a change in control, Comcast will publish and mail to the trustee and to each holder of the Debentures a written notice of the change in control which specifies the terms and conditions and the procedures required for exercise of a holder's right to require us to purchase its Debentures.

     If a change in control were to occur, Comcast may not have enough funds to pay the change in control repurchase price. In addition, Comcast has, and may in the future incur, other indebtedness with similar change in control provisions permitting its holders to accelerate or to require Comcast to repurchase its indebtedness upon the occurrence of similar events or on some specified dates. If Comcast fails to repurchase the Debentures when required following a change in control, Comcast will be in default under the indenture whether or not repurchase is permitted by the related subordination provisions.

Merger and Sales of Assets by Comcast

     The indenture provides that Comcast may not consolidate with or merge with or into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless among other items:

     o the resulting, surviving or transferee person (if other than Comcast) is organized and existing under the laws of the United States or any state thereof;

     o the person assumes all obligations of Comcast under the Debentures and the indenture; and

     o Comcast or the successor person shall not immediately thereafter be in default under the indenture.

Events of Default

     The following are events of default with respect to the Debentures:

     o Comcast's failure for 30 days to pay any interest on the Debentures (after any election by Comcast to pay cash interest on the Debentures following a tax event);

     o Comcast's failure to pay principal of the Debentures at maturity (or, if Comcast has elected to pay cash interest on the Debentures following a tax event, the restated principal amount), issue price, accrued original discount, redemption price, repurchase price or change in control price, when the same becomes due and payable;

     o Comcast's failure to comply with any of its covenants or agreements in the Debentures or the indenture (other than an agreement or covenant that Comcast has included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure;

     o some events involving bankruptcy, insolvency or reorganization of Comcast.

     The trustee may withhold notice to the holders of the Debentures of any default or event of default (except in any payment on the Debentures) if the trustee considers it in the interest of the holders of the Debentures to do so. If an event of default for the Debentures occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the Debentures (or, in some cases, 25% in principal amount of all debt securities under the indenture affected, voting as one class) may require Comcast to pay the issue price plus accrued original issue discount on the Debentures. If an event of default relating to some events of bankruptcy, insolvency or reorganization occurs, the issue price plus accrued original issue discount on the Debentures will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding Debentures (or of all debt securities under the indenture affected, voting as one class) may in some cases rescind this accelerated payment requirement. If Comcast exercises its option to pay interest instead of accruing original issue discount on the Debentures following a tax event, the declaration of acceleration referred to above will make the restated principal amount plus accrued and unpaid interest immediately payable.

     A holder of Debentures may pursue any remedy under the indenture only if:

     o the holder gives the trustee written notice of a continuing event of default for the Debentures;

     o the holders of at least 25% in principal amount of the outstanding Debentures make a written request to the trustee to pursue the remedy;

     o the holder offers to the trustee indemnity reasonably satisfactory to the trustee;

     o the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     o during that 60-day period, the holders of a majority in principal amount of the Debentures do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of Debentures to sue for enforcement of any overdue payment.

     In most cases, holders of a majority in principal amount of the outstanding Debentures (or of all debt securities affected, voting as one class) may direct the time, method and place of

     o    conducting any proceeding for any remedy available to the trustee;
          and

     o exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

     The indenture requires us to file with the trustee each year a written statement as to our compliance with the covenants contained in the indenture.

Modification and Waiver

Comcast may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each Debenture, however, no modification may:

     o reduce the amount of Debentures whose holders must consent to an amendment, supplement or waiver;

     o reduce the rate of or change the time for payment of interest on the Debenture;

     o    reduce the principal of the Debenture or change its stated maturity;

     o reduce any premium payable on the redemption of the Debenture or change the time at which the Debenture may or must be redeemed;

     o    change any obligation to pay additional amounts on the Debenture;

     o make payments on the Debenture payable in currency other than as originally stated in the Debenture;

     o impair the holder's right to institute suit for the enforcement of any payment on the Debenture;

     o make any change in the percentage of principal amount of Debentures necessary to waive compliance with some provisions of the indenture or to make any change in this provision for modification;

     o waive a continuing default or event of default regarding any payment on the Debentures; or

     o adversely affect the conversion or repurchase provisions of the Debentures.

     Comcast may amend or supplement the indenture or waive any provision of it without the consent of any holders of Debentures in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer;

     o to provide for uncertificated Debentures in addition to or in place of certificated Debentures or to provide for bearer Debentures;

     o    to provide any security for or guarantees of the Debentures;

     o to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     o to add covenants that would benefit the holders of Debentures or to surrender any rights Comcast has under the indenture;

     o    to add events of default with respect to the Debentures; or

     o to make any change that does not adversely affect any outstanding Debentures of any series in any material respect.

     The holders of a majority in principal amount of the outstanding Debentures (or of all debt securities affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities.

Those holders may not, however, waive any default or event of default in any payment on any Debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

     When we use the term defeasance, we mean Comcast's discharge from some or all of its obligations under the indenture. If Comcast deposits with the trustee funds or government securities sufficient to make payments on the Debentures on the dates those payments are due and payable, then, at Comcast's option, either of the following will occur:

     o Comcast will be discharged from our obligations with respect to the Debentures ("legal defeasance") or

     o the related events of default will no longer apply to Comcast ("covenant defeasance").

     If Comcast defeases the Debentures, the holders of the Debentures will not be entitled to the benefits of the indenture, except for Comcast's obligations to register the transfer or exchange of Debentures, replace stolen, lost or mutilated Debentures or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, Comcast's obligation to pay principal, premium and interest on the Debentures will also survive.

     Comcast will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debentures to recognize income, gain or loss for federal income tax purposes. If Comcast elects legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

     The indenture and the Debentures will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Trustee

     The Bank of New York, as successor in interest to Bank of Montreal Trust Company, is the trustee, registrar and paying agent.

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any Debentures only after those holders have offered the trustee indemnity reasonably satisfactory to it.

     If the trustee becomes one of Comcast's creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Comcast. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

     Comcast issued the Debentures in registered form, without interest coupons. Comcast will not charge a service charge for any registration of transfer or exchange of the Debentures. Comcast may, however, require the payment of any tax or other governmental charge payable for that registration.

     Debentures will be exchangeable for other Debentures, for the same total principal amount and for the same terms but in different authorized denominations in accordance with the indenture. Holders may present Debentures for registration of transfer at the office of the security registrar or any transfer agent Comcast designates. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     Comcast has appointed the trustee as security registrar for the Debentures. Comcast may at any time rescind that designation or approve a change in the location through which any registrar acts. Comcast is required to maintain an office or agency for transfers and exchanges in each place of payment. Comcast may at any time designate additional registrars for the Debentures.

     In the case of any redemption, the security registrar will not be required to register the transfer or exchange of any Debenture either:

     o during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, or

     o if the Debentures have been called for redemption in whole or in part, except the unredeemed portion of any Debenture being redeemed in part.

Payment and Paying Agents

Payments on the Debentures will be made in U.S. dollars at the office of the trustee. At Comcast's option, however, it may make payments by check mailed to the holder's registered address or, with respect to global Debentures, by wire transfer. Comcast will make interest payments to the person in whose name the Debenture is registered at the close of business on the record date for the interest payment.

The trustee will be designated as Comcast's paying agent for payments on Debentures. Comcast may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to Comcast upon written request any money held by them for payments on the Debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to Comcast, holders entitled to the money must look to Comcast for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry System

The Debentures will be represented by one or more Global Securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under circumstances described below, the Debentures will not be issued in definitive form.

Upon the issuance of a Global Security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriter with the respective principal amounts of the Debentures represented by the Global Security. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by that Global Security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debentures represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debentures in definitive form and will not be considered the owners or holders thereof under the indenture. Principal and interest payments, if any, on Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant Global Security. Neither Comcast, the trustee, any paying agent or the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Comcast expects that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant Global Security as shown on the records of DTC or its nominee. Comcast also expects that payments by participants to owners of beneficial interests in a Global Security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by Comcast within 90 days, Comcast will issue Debentures in definitive form in exchange for the entire Global Security for the Debentures. In addition, Comcast may at any time and in its sole discretion determine not to have Debentures represented by a Global Security and, in such event, will issue Debentures in definitive form in exchange for the entire Global Security relating to the Debentures. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debentures represented by the Global Security equal in principal amount to the beneficial interest and to have the Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $1,000 and multiples thereof, unless otherwise specified by Comcast.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations to U.S. holders (as described below) and non-U.S. holders (as described below) relating to acquisition of our Class A Special common stock in exchange for the Debentures. This discussion is limited to holders who acquired shares of Class A Special common stock in exchange for the Debentures as capital assets.

     This discussion does not contain a complete analysis of all the potential tax considerations relating to the acquisition of our Class A Special common stock in exchange for the Debentures. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons who hold Debentures or shares of our Class A Special common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of Debentures or shares of our Class A Special common stock which are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

     This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING OUR SHARES OF CLASS A SPECIAL COMMON STOCK IN EXCHANGE FOR THE DEBENTURES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

     As used herein, the term "U.S. holder" means a holder of a Debenture that is, for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term U.S. holder also includes certain former citizens and residents of the United States.

     As used herein, the term "Non-U.S. holder" means a holder of a Debenture that is, for U.S. federal income tax purposes:

     o    an individual who is classified as a nonresident alien;

     o    a foreign corporation; or

     o    a nonresident alien fiduciary of a foreign estate or trust.

Tax Treatment of Exchange of Debentures for Shares of Class A Special Common
Stock

     U.S. Holders. A U.S. holder's exchange of a Debenture for our Class A Special common stock will be a taxable event. You will recognize gain or loss equal to the difference between (i) the fair market value of the shares of our Class A common stock and any cash in lieu of fractional shares received in the exchange and (ii) your adjusted tax basis in the Debenture. Your adjusted tax basis in a Debenture will generally equal your cost of the Debenture increased by any OID and market discount previously included in income with respect to such Debenture. Gain or loss realized on the exchange of a Debenture for our Class A Special common stock will generally be capital gain or loss and will be long-term capital gain or loss if the Debenture is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

     Non-U.S. Holders. You generally will not be subject to U.S. federal income tax on gain realized on the exchange of a Debenture for shares of our Class A Special common stock unless:

     o you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

     o in the case of an amount which is attributable to OID, you do not meet certain conditions for exemption from U.S. federal withholding tax; or

     o the gain is effectively connected with your conduct of a United States trade or business.

In addition, you may be subject to U.S. federal tax on gain realized on the exchange of a Debenture for shares of our Class A Special common stock if either AT&T Comcast or Comcast is a U.S. real property holding corporation under the "FIRPTA" rules adopted in 1980. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Neither AT&T Comcast nor Comcast has determined whether it currently is a U.S. real property holding corporation or whether it will become one in the future.


                    DESCRIPTION OF AT&T COMCAST TRANSACTION

     The following summary of our continuing obligations under the terms of the merger agreement for the AT&T Comcast transaction is qualified by reference to the merger agreement, as amended, which is included as an exhibit to the registration statement of which this prospectus is a part.

     Governance Arrangements.

     Our Board of Directors. Our Board has twelve members, five of whom were designated at time of the AT&T Comcast transaction by Comcast from the then-existing Comcast Board and five of whom were designated by AT&T from the then-existing AT&T Board and two of whom were independent persons jointly designated by Comcast and AT&T. At all times, our Board will consist of a majority of independent persons. Except for pre-approved designees, the individuals designated by each of Comcast and AT&T were mutually agreed upon by Comcast and AT&T. Ralph J. Roberts, Brian L. Roberts, Sheldon M. Bonovitz, Julian A. Brodsky and Decker Anstrom were the pre-approved Comcast director designees and C. Michael Armstrong was a pre-approved AT&T director designee. All of the initial director designees will hold office until the 2004 annual meeting of our shareholders, which will be held in April 2004. After this initial term, our entire Board will be elected annually. Brian L. Roberts, through his control of BRCC Holdings LLC or a successor entity, will hold a 33 1/3% nondilutable voting interest in our stock.

     Management. Under the Merger Agreement, C. Michael Armstrong, AT&T's Chairman of the Board, will be our Chairman of the Board until the 2005 annual meeting of our shareholders and will serve as non-executive Chairman of the Board from April 1, 2004 until the 2005 annual meeting of our shareholders. Thereafter, Brian L. Roberts will be the Chairman of the Board. Removal of the Chairman of the Board will require the vote of at least 75% of the entire AT&T Comcast Board until the earlier to occur of (1) the date on which neither C. Michael Armstrong nor Brian L. Roberts is Chairman of the Board and (2) the sixth anniversary of the 2004 annual meeting of our shareholders.

     Upon completion of the AT&T Comcast transaction, Brian L. Roberts, Comcast's President, became the CEO of AT&T Comcast. Brian L. Roberts will also be President for as long as he is the CEO. Removal of the CEO requires the vote of at least 75% of our entire Board until the earlier of the date when Brian L. Roberts is not the CEO and the sixth anniversary of the 2004 annual meeting of shareholders.

     We will also have an Office of the Chairman comprised of the Chairman of the Board and the CEO until the earlier to occur of (1) the 2005 annual meeting of our shareholders and (2) the date on which C. Michael Armstrong ceases to be the Chairman of the Board. The Office of the Chairman will be our principal executive deliberative body with responsibility for corporate strategy, policy and direction, governmental affairs and other significant matters.

     Our initial senior officers have been designated by Brian L. Roberts in consultation with C. Michael Armstrong;

     Our charter provisions that implement the foregoing governance arrangements may not be amended or changed except with the approval of at least 75% of our entire Board until the earlier to occur of (1) the date on which Brian L. Roberts is no longer serving as Chairman of the Board or CEO and (2) the sixth anniversary of the 2004 annual meeting of our shareholders.

     BRCC Holdings LLC will hold shares of our Class B common stock constituting 33 1/3% of the combined voting power of our common stock. Brian L. Roberts has sole voting power over membership interests representing a majority of the voting power of all BRCC Holdings LLC equity.

Employee Benefits Matters; Indemnification and Insurance.

     In the merger agreement, we agreed to honor the terms of all Broadband employee benefit plans and arrangements and to pay and provide the benefits required thereunder, recognizing that the AT&T Comcast transaction is a change in control under the plans, and to provide, until December 31, 2003, to employees of Broadband and its subsidiaries (other than those subject to collective bargaining obligations or agreements) aggregate employee benefits and compensation that are substantially comparable in the aggregate to those provided by Broadband and its subsidiaries as of the completion of the AT&T Comcast transaction, other than benefits provided under severance or separation plans of Broadband or its subsidiaries. Until December 31, 2003, we have agreed to continue certain severance plans of Broadband and its subsidiaries without adverse change.

     We have also agreed to special severance arrangements for AT&T executive officers that became employees of Broadband prior to consummation of the AT&T Comcast merger transaction. Based on currently available information, if all such executive officers were terminated without cause immediately following completion of the AT&T Comcast transaction, they would receive severance payments approximately equal in the aggregate to $44,700,000.

The Separation and Distribution Agreement

     The following summary of the separation and distribution agreement, as amended, is qualified in its entirety by reference to the complete text of the agreement which is incorporated by reference in this prospectus.

     Assignment. AT&T assigned and transferred to Broadband all of AT&T's and its subsidiaries' right, title and interest in all of the assets of AT&T's broadband business which are not already held by Broadband or a Broadband subsidiary. The assets comprising AT&T's broadband business are generally determined in the following manner:

     o Assets reflected in the Broadband Group balance sheet dated as of December 31, 2000 are assets of AT&T's broadband business, except as described below.

     o Assets reflected in the AT&T Communications balance sheet dated as of December 31, 2000 are assets of AT&T's communications business, except as described below.

     o Certain assets are specifically assigned to AT&T's broadband business regardless of whether or not they are reflected in the Broadband Group balance sheet dated as of December 31, 2000.

     o Certain assets are specifically assigned to AT&T's communications business regardless of whether or not they are reflected in the AT&T Communications balance sheet dated as of December 31, 2000.

     o Assets that are not reflected in the Broadband Group balance sheet or the AT&T Communications balance sheet, in each case dated as of December 31, 2000, or specifically assigned to AT&T's broadband business or AT&T's communications business are assigned to the business to which they primarily relate.

     Assumption. At the same time as the assignment, Broadband will assume all of the liabilities of AT&T's broadband business that are not already liabilities of Broadband or a Broadband subsidiary. The liabilities of AT&T's broadband business are generally determined in the following manner:

     o Liabilities reflected in the Broadband Group balance sheet dated as of December 31, 2000 are liabilities of AT&T's broadband business, except as described below.

     o Liabilities reflected in the AT&T Communications balance sheet dated as of December 31, 2000 are liabilities of AT&T's communications business, except as described below.

     o Certain liabilities are specifically assigned to AT&T's broadband business regardless of whether or not they are reflected in the AT&T Broadband Group balance sheet dated as of December 31, 2000.

     o Certain liabilities are specifically assigned to AT&T's communications business regardless of whether or not they are reflected in the AT&T Communications balance sheet dated as of December 31, 2000.

     o Certain liabilities such as liabilities arising out of the AT&T Comcast transaction or involving At Home or AT&T Wireless (to the extent AT&T is not indemnified by AT&T Wireless for such liabilities) are divided evenly between AT&T's broadband business and AT&T's communications business regardless of whether or not they are reflected in the Broadband Group balance sheet or the AT&T Communications balance sheet, in each case dated as of December 31, 2000.

     o Liabilities that are not reflected in the Broadband Group balance sheet or the AT&T Communications balance sheet, in each case dated as of December 31, 2000, or specifically assigned to AT&T's broadband business or AT&T's communications business are assigned to the business to which they primarily relate.

     The separation occurred on November 18, 2002, immediately prior to the mergers.

     Repayment of Intracompany Debt. In connection with the closing of the AT&T Comcast transaction, Broadband repaid all intercompany debt owed by AT&T's broadband business to AT&T's communications business. Broadband effected this repayment by making a cash payment to AT&T in an amount equal to $5,849,481,982.66 and by issuing approximately $3,505,277,000 in debt to retire existing AT&T debt. The cash payment referred to in the preceding sentence reflected certain adjustments and was made with the proceeds of (i) a borrowing by Broadband of $4 billion under a bridge loan facility dated April 26, 2002 among Broadband, us, the lenders party thereto and JPMorgan Chase Bank, as administrative agent, and (ii) a borrowing by Broadband of $2.5 billion under a credit agreement dated April 26, 2002 among Broadband, us, the lenders party thereto and JPMorgan Chase Bank, as administrative agent. The retirement of existing AT&T debt by Broadband referred to above resulted from a recently completed debt exchange offer pursuant to which Broadband issued debt guaranteed by us and certain of our cable subsidiaries in an aggregate principal amount of approximately $3,505,277,000 consisting of approximately $2,429,790,000 of 8.375% Notes Due 2013 and approximately $1,075,487,000 of
9.455% Notes Due 2022.

     Obligations Relating to Broadband's TOPrS Securities. We have agreed, on the earliest date on which the Broadband debt known by the acronym TOPrS as to which AT&T has guaranteed certain obligations may be redeemed, to either redeem such series of TOPrS, cause AT&T to be released from any such guarantee or post a letter of credit in respect of such debt. As of the date of this filing, approximately $500 million of outstanding TOPrS remains subject to this obligation.

     Post-Spin-Off Transactions. The ability of Broadband to engage in certain acquisitions, redeem stock, issue equity securities or take any other action or actions that in the aggregate would be reasonably likely to have the effect of causing or permitting one or more persons to acquire directly or indirectly stock representing a 50% or greater interest, within the meaning of Section 355(e) of the Code, in Broadband or otherwise jeopardize the non-recognition of taxable gain or loss for U.S. federal income tax purposes to AT&T, AT&T affiliates and AT&T shareholders in connection with the separation and the Broadband spin-off may be limited for a period of 25 months following the Broadband spin-off.

     Disposition Of Time Warner Entertainment Interest

         Sharing of Proceeds. Upon any disposition of all or any portion of its interest in Time Warner Entertainment after the signing of the merger agreement, Broadband has agreed to pay AT&T 50% of the proceeds received from such disposition in excess of the threshold amount described in the next sentence reduced by taxes on 50% of such excess. The threshold amount is equal to the balance, plus 7% simple interest per annum on the balance, of $10.2 billion reduced by the aggregate proceeds of any previous dispositions of any portion of the Time Warner Entertainment interest. If the Time Warner Entertainment interest has not been fully disposed of within 54 months of the completion of the AT&T Comcast transaction, the remaining Time Warner Entertainment interest will be appraised at fair market value. To the extent that the amount of such appraisal exceeds the threshold amount specified above, Broadband has agreed to pay AT&T 50% of such excess, on a tax-adjusted basis.

         Restructuring Agreement. On August 21, 2002, AT&T and Comcast announced that they had entered into an agreement with AOL Time Warner providing for the restructuring of Time Warner Entertainment Company L.P., or TWE. The restructuring agreement was intended to provide for a more orderly and timely disposition of AT&T Broadband Group's entire stake in TWE than would likely be available under the registration rights provisions of the TWE partnership agreement, which AT&T Broadband Group had been pursuing. Upon consummation of the AT&T Comcast transaction, we assumed all of AT&T's interest in TWE and in the restructuring agreement.

     Under the restructuring agreement, which is expected to close in the first half of 2003, for its 27.64% interest in TWE, Broadband will receive $1.5 billion in common stock of AOL Time Warner Inc. (valued at the time of the closing and subject to certain limitations) and an effective 21% equity interest in all of AOL Time Warner's cable properties, including those already in TWE, and Broadband will also receive $2.1 billion in cash. As part of the restructuring, TWE will distribute to AOL Time Warner all of TWE's major content assets, which include Home Box Office (HBO), Warner Bros., and stakes in The WB Network, Comedy Central and Court TV. Time Warner Cable, which will own substantially all of AOL Time Warner's cable interests, is expected to conduct an initial public offering of common stock following the restructuring. Under the restructuring agreement, Broadband has registration rights enabling it to dispose of its shares in Time Warner Cable and in AOL Time Warner. In connection with the transactions, Comcast and Broadband will also enter into a three-year non-exclusive agreement with AOL Time Warner under which AOL High-Speed Broadband service would be made available on certain of our cable systems which pass approximately 10 million homes.

     On November 13, 2002, the Federal Communications Commission, referred to in this prospectus as the FCC, gave conditional approval to the transfer of certain FCC licenses required to complete the AT&T Comcast transaction. The Memorandum Opinion and Order issued by the FCC ordered AT&T and Comcast to place Broadband's interest in TWE into irrevocable trust prior to completion of the transaction and to fully divest the TWE interest within five-and-a-half years after completion of the transaction. During the divestiture period, the divestiture order prohibits us from any involvement in the video programming activities of TWE. Copies of the trust agreements pursuant to which Broadband's TWE interest will be placed into irrevocable trust are attached as exhibits to our Current Report on Form 8-K filed on November 18, 2002 incorporated by reference herein.

     AT&T acquired its stake in TWE as part of its June 2000 acquisition of the MediaOne Group. In February of 2001, AT&T requested that TWE convert from a limited partnership into a corporation and create equity securities for registration with the Securities and Exchange Commission. On July 30, 2002, AT&T and TWE agreed to suspend the registration process to explore alternative approaches that led to the transactions contemplated by the restructuring agreement. In connection with the Broadband spin-off, all of AT&T Broadband Group's interests and rights with respect to TWE were transferred to Broadband subsidiaries, and subsequently placed in trust for orderly disposition. The TWE restructuring is subject to receipt of certain regulatory approvals and other closing conditions, certain of which are outside our control. There can be no assurance that the transactions contemplated by the TWE restructuring agreement will be consummated. If the restructuring agreement is terminated without the restructuring being consummated, the parties will return to the registration rights process under the TWE partnership agreement.

     Mutual Release of Pre-Closing Claims. AT&T and Broadband have each agreed to release the other from any and all claims that it may have against the other party arising from any acts or events occurring or failing to occur prior to the completion of the Broadband spin-off, subject to certain exceptions specified in the separation and distribution agreement.

     Indemnification by AT&T. After completion of the Broadband spin-off, AT&T will indemnify Broadband from any and all liabilities relating to, arising out of or resulting from any of the following:

     o the failure of AT&T or any of its subsidiaries or any other person to pay any liabilities, or perform under any contracts, of AT&T's communications business,

     o    the assets or contracts of AT&T's communications business, and

     o any breach of the separation and distribution agreement or any of the ancillary agreements by AT&T.

     Indemnification by Broadband. After completion of the Broadband spin-off, Broadband will indemnify AT&T from any and all liabilities relating to, arising out of or resulting from any of the following:

     o the failure of Broadband or any of its subsidiaries or any other person to pay any liabilities, or perform under any contracts, of AT&T's broadband business;

     o    the assets or contracts of AT&T's broadband business; and

     o any breach of the separation and distribution agreement or any of the ancillary agreements by Broadband;

     Tax Indemnification. Subject to the exceptions described below, Broadband has indemnified AT&T against 50% of the taxes and related costs assessed against AT&T resulting from the disqualification of the separation and the Broadband spin-off as tax-free transactions under Section 355 of the Code.

     If such disqualification results from a transaction involving the stock or assets of Broadband occurring after the Broadband spin-off, from Broadband's failure to remain actively engaged in a trade or business or from the failure of any representation made with respect to Broadband in connection with certain tax opinions and Internal Revenue Service rulings, then Broadband will be required to indemnify AT&T against all such taxes and related costs.

     If such disqualification results from a transaction involving the stock or assets of AT&T occurring after the Broadband spin-off, from AT&T's failure to remain actively engaged in a trade or business or from the failure of any representation made with respect to AT&T in connection with certain tax opinions and Internal Revenue Service rulings, then Broadband is not required to indemnify AT&T against any such taxes or related costs.

     Broadband has also indemnified AT&T against 50% of the taxes and related costs resulting from the Liberty Media or AT&T Wireless spin-offs failing to be tax-free, unless either spin-off becomes taxable as a result of an action taken by AT&T or Broadband, in which case the acting party bears full responsibility for any resulting AT&T liabilities. Broadband's obligation described in the preceding sentence is reduced by Broadband's share of any indemnification that AT&T receives from Liberty Media or AT&T Wireless as a result of the relevant spin-off failing to qualify as tax-free.

     Other Indemnification. Subject to the next sentence, AT&T and Broadband have indemnified each other for 50% of any liability resulting from any untrue statement or omission of a material fact in any registration statement relating to the Broadband spin-off or in any other filing made by AT&T or Broadband with the Securities and Exchange Commission in connection with the separation, the Broadband spin-off, the Broadband merger or any related agreements. AT&T also indemnified us and Broadband for any liability resulting from any untrue statement or omission of a material fact in any registration statement relating to the Consumer Services charter amendment proposal, any other proposal related to the creation of AT&T Consumer Services Group tracking stock, the reverse stock split proposal or any AT&T 2002 annual meeting proposal other than the AT&T transaction proposal or the AT&T Comcast charter proposal.

The Tax Sharing Agreement

     The following summary of the tax sharing agreement is qualified by reference to the tax sharing agreement, which is included as an exhibit to the registration statement of which this prospectus is a part.

     In General. Broadband is currently included in AT&T's federal consolidated income tax group and Broadband's tax liability will be included in the consolidated federal income tax liability of AT&T for 2002 until the time of the Broadband spin-off. The tax sharing agreement provides for tax sharing payments between Broadband and AT&T for periods prior to the Broadband spin-off, based on the taxes or tax benefits of hypothetical affiliated groups consisting of the businesses, assets and liabilities that make up Broadband, on the one hand, and all other businesses, assets and liabilities of AT&T, on the other hand. Each group is generally responsible for the taxes attributable to its lines of business and entities comprising its group.

     AT&T and Broadband have agreed that the consolidated tax liability (before credits) of the hypothetical group will be allocated to each group based on such group's contribution to consolidated taxable income. This allocation will take into account losses, deductions and other tax attributes that are utilized by the hypothetical group even if these attributes could not be utilized on a stand-alone basis. Tax sharing payments in respect of the consolidated tax liability of the hypothetical group, after allocation of consolidated tax credits, will be made between AT&T and Broadband consistent with the allocations under the tax sharing agreement. As between AT&T and Broadband, certain tax items are specially allocated to the AT&T group and Broadband group under the tax sharing agreement.

     Broadband Spin-off. AT&T and Broadband have agreed that taxes related to intercompany transactions that are triggered by the Broadband spin-off will be generally allocated to Broadband.

     Non-Income Tax Liabilities. AT&T and Broadband have agreed that joint non-income tax liabilities will generally be allocated between AT&T and Broadband based on the amount of such taxes attributable to each group's line of business. If the line of business with respect to which the liability is appropriately associated cannot be readily determined, the tax liability will be allocated to the AT&T group.

     Audit Adjustments. AT&T and Broadband have agreed that taxes resulting from audit adjustments will generally be allocated between the two groups based on line of business. In general, AT&T controls audits and administrative matters related to pre-spin-off periods.

     Post-Spin-off Tax Attributes. Generally, Broadband may not carry back a loss, credit or other tax attribute from a post-spin-off period to a pre-spin-off period, unless Broadband obtains AT&T's consent (which, in the case of significant net operating or capital loss carrybacks, may not be unreasonably withheld) and then only to the extent permitted by applicable law.

The Ancillary Agreements

     In addition to the other agreements described in this section, AT&T and Broadband entered into various other commercial agreements in connection with the AT&T Comcast transaction. A brief summary of these agreements follows:

     Network Service Agreements. AT&T and Broadband entered into principal network service agreements as follows.

     o Master Carrier Agreement. This agreement reflects the rates, terms and conditions on which AT&T Business Services Group will provide voice, data and Internet services to Broadband, including both wholesale services (those used as a component in Broadband's services to its customers) and "administrative" services (for internal Broadband usage). Pricing is market based, with provisions defining an ongoing process to ensure that the prices remain competitive.

     o First Amended and Restated Local Network Connectivity Services Agreement. This agreement reflects the rates, terms and conditions on which AT&T Business Services Group will provide certain local network connectivity services to Broadband for use in providing local telephone services to Broadband's subscribers. This agreement consists of two parts:

               o a capital lease from AT&T Business Services Group to Broadband of certain network switching and transport assets to be used exclusively by Broadband for a term of up to ten years, commencing January 1, 2001 for initial assets leased under the agreement; and

               o an operating agreement for the provision of local network connectivity, management and operational services in support of Broadband's local cable telephone services, with a minimum term of five years commencing January 1, 2001.

     o Master Facilities Agreement. This agreement permits AT&T or any of its subsidiaries to use existing fiber facilities owned or leased by Broadband or its controlled affiliates, together with related services. In addition, Broadband will construct and lease to AT&T new fiber facilities in the areas served by Broadband's cable systems for use in providing telecommunications services. The term of the build-out period will expire on January 8, 2013. Subject to certain termination rights specified in this agreement, the term of AT&T's right to use facilities leased under this agreement will expire on January 8, 2028, renewable at AT&T's option for successive 20-year terms in perpetuity.

     o Interconnection and Intercarrier Compensation Term Sheet. This agreement, which has a five-year initial term commencing January 1, 2001, specifies the terms of interconnection of the parties' networks, and compensation for:

               o the origination or termination of interexchange traffic for the other party; and

               o the exchange of local traffic between the parties' local customers.

     o High Speed Internet Services Binding Term Sheet. This agreement reflects the rates, terms and conditions on which AT&T will provide specified processes, procedures and services to support Broadband in its provision of broadband Internet services to Broadband subscribers. This agreement has a four-year initial term commencing December 4, 2001.

     o Intellectual Property Agreement. This agreement specifies the ownership and license rights granted by each party to the other in specified patents, software, copyrights and trade secrets. Among other rights granted, the effect of this agreement is to allow Broadband and AT&T to continue to have the same rights to use the intellectual property that they had at the time of the separation and Broadband spin-off.

     o Other Agreements to be Executed. AT&T and we entered into a corporate name agreement immediately prior to the completion of the AT&T Comcast transaction pursuant to which AT&T will grant to AT&T Comcast the right to use the term "AT&T" as part of its full corporate name, but prohibit any use of "AT&T" as a trade name, trademark, or service mark, or in a domain name other than specified domain names permitted for certain purposes. Such grant of rights will be perpetual unless terminated as a result of the Roberts family's voting power falling below 33% or pursuant to any other terms of the agreement.

     Subject to the terms of the separation and distribution agreement, AT&T and Broadband may also enter into other agreements in connection with the AT&T Comcast transaction.

The QUIPS Exchange

     Prior to the AT&T Comcast transaction, Microsoft (through a wholly owned subsidiary) held $5 billion in aggregate liquidation preference amount of 5% Convertible Quarterly Income Preferred Securities, referred to in this prospectus by their acronym "QUIPS," of AT&T Finance Trust I, a Delaware business trust. The QUIPS were convertible into $5 billion aggregate face amount of 5% Junior Convertible Subordinated Debentures due 2029 of AT&T, which were in turn convertible into AT&T common stock. In connection with the AT&T Comcast transaction, Comcast and Microsoft entered into an exchange agreement dated December 7, 2001 relating to the exchange of the QUIPS for a combination of our voting and non-voting shares to be issued in the merger, and on December 19, 2001 we became a party to the exchange agreement by executing the instrument of admission. On March 11, 2002, the parties amended the exchange agreement and instrument of admission. The following summary of the exchange agreement and the instrument of admission, in each case as amended, is qualified in its entirety by reference to the complete texts of the exchange agreement and the instrument of admission, in each case as amended, which are incorporated by reference and attached as exhibits to the registration statement in which this prospectus is included.

     The Exchange. In the exchange agreement and instrument of admission, we agreed to exchange the QUIPS for approximately 100.6 million million shares of AT&T Comcast Class A common stock, and approximately 14.4 million shares of the non-voting AT&T Comcast Class A Special common stock in the Broadband merger. If Microsoft transfers shares of AT&T Comcast Class A common stock or its voting interest in AT&T Comcast is diluted below 4.95%, subject to certain conditions, Microsoft will have the right to cause AT&T Comcast to exchange the shares of non-voting AT&T Comcast Class A Special common stock received in the Broadband merger for shares of voting AT&T Comcast Class A common stock provided that its voting interest in AT&T Comcast does not exceed 4.95% after the exchange. Prior to six months after completion of the Microsoft transaction, subject to certain exceptions, Microsoft has agreed that neither Microsoft nor any of its wholly owned subsidiaries will sell, or enter into any agreement, arrangement or negotiations relating to the sale of, any of the shares of our Class A Special common stock that it received in connection with the Microsoft transaction. Comcast agreed to indemnify Microsoft against any claim by Comcast, AT&T or any shareholder of Comcast, AT&T or AT&T Comcast for any loss arising as a result of the Broadband spin-off or the mergers failing to be tax-free, except to the extent such a failure results directly from a breach by Microsoft of the lock-up agreement described above or of the failure of a related representation and warranty made by Microsoft in the exchange agreement.

     Internet Access. Until the fifth anniversary of the Microsoft transaction, we have agreed that if we offer a high-speed Internet access agreement to any third party, then we will be obligated to offer an agreement on nondiscriminatory terms with respect to the same cable systems to Microsoft for its Internet service provider, The Microsoft Network. Because Comcast has entered into an access agreement with United Online and Broadband has entered into an access agreement with each of Earthlink, Internet Central, Connected Data Systems, Galaxy Internet Services and Connect Plus International, we will be required after the consummation of the AT&T Comcast transaction, with respect to each such agreement with another ISP, to offer an access agreement to Microsoft on terms no less favorable than those provided to the other ISP with respect to the specific cable systems covered under the agreement with the other ISP.

     Interactive Technology Agreement. In connection with the exchange agreement, Microsoft and Comcast Cable Communications, Inc. entered into a three-year agreement pursuant to which the parties will conduct a trial during 2002 of an interactive television platform, including set-top box middleware. If the trial results meet agreed technical standards, the platform meets defined competitive requirements and a launch would meet Comcast Cable's reasonable business objectives, Comcast Cable has agreed that it will commercially launch the Microsoft platform to at least 25% of its newly installed middleware customer base.

The Cross Guarantees

     To simplify our capital structure and to insure that our traded debt securities and those of Comcast Cable, Broadband, MediaOne and TCI will be treated equally, upon completion of the AT&T Comcast transaction, we, Comcast Cable, Broadband, MediaOne and TCI each fully and unconditionally guaranteed each other's traded debt securities.

     Comcast did not become a guarantor, and its debt securities were not guaranteed, because we believe that future investors will be interested in "pure play" debt securities of our cable communications operations and not Comcast's commerce and content assets, such as QVC, E! Entertainment and Comcast Spectacor. MediaOne of Delaware, Inc., formerly known as Continental Cablevision, Inc. and one of AT&T's cable subsidiaries that was transferred to Broadband in the AT&T Comcast transaction, which we refer to in this prospectus as Continental, also did not become a guarantor, and its debt securities were not guaranteed, because Continental's indentures contain covenants that effectively prohibit Continental from guaranteeing its affiliates' debt obligations. If these indentures were amended to permit guarantees of affiliate debt obligations, Continental might become a guarantor and its debt securities might be cross-guaranteed.


                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Any statements in this prospectus and in our filings with the Commission incorporated by reference in this prospectus that are not statements of historical information are forward-looking statements made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements, as well as other oral and written forward-looking statements made by or on behalf of us from time to time, including statements contained in our other filings with the Commission and our reports to shareholders, involve known and unknown risks and assumptions about our business and other factors which may cause our actual results in future periods to differ materially from those expressed in any forward-looking statements. Any such statement is qualified by reference to the risks and factors discussed in our filings with the Securities and Exchange Commission incorporated by reference in this prospectus. We caution that the risks and factors discussed in this prospectus are not exclusive. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks. New information, future events or risks may cause the forward-looking events we discuss in this prospectus and in the filings with the Commission we incorporate by reference in this prospectus not to occur.


                      WHERE YOU CAN FIND MORE INFORMATION

     We, and Comcast as our predecessor, file annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information we or Comcast file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of AT&T Comcast and

Comcast are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus.

     This prospectus incorporates by reference the documents set forth below that we and Comcast have previously filed with the SEC. These documents contain important information about the financial condition of AT&T Comcast and Comcast.

     AT&T Comcast Corporation SEC Filings (File No. 333-82460)

          o Current Reports on Form 8-K filed on October 30, 2002 and November 18, 2002

     Comcast Corporation SEC Filings (File No. 001-15471)

          o Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 29, 2002

          o Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002

          o Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002

          o Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed on October 30, 2002

          o Comcast's annual financial statements for the year ended December 31, 2001 and Independent Auditors' Report included as
               Exhibit 99.1 to the Registration Statement on Form S-8 (File No. 333-99343), related to the registration of 25,000,000 shares of Class A Special Common Stock, pursuant to Comcast's 1996 Stock Option Plan filed on September 9, 2002

          o Current Reports on Form 8-K filed on May 3, 2002, July 10, 2002, August 1, 2002, September 26, 2002 and October 4, 2002

     We also incorporate by reference into this prospectus additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

     You may obtain copies of any documents incorporated by reference in this prospectus through us, the SEC or the SEC's website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them from the Information Agent in writing or by telephone at the address set forth on the back cover of this prospectus. Any request should be made not later than five business days prior to the end of the tender offer and consent statement.

     We have filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to our offering of these securities. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. You will find additional information about the new notes and the companies involved in the exchange offer in the registration statement. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the companies and the new notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. All documents incorporated by reference will, so long as the eligible notes are listed on the Luxembourg Stock Exchange, be available free of charge during normal business hours at the specified office of the Luxembourg Agent.


                                 LEGAL MATTERS

     The validity of the shares of our Class A Special common stock to be issued upon any conversion of the Debentures issued by Comcast will be passed upon for us by Arthur R. Block, our General Counsel.


                                    EXPERTS

     The balance sheet of AT&T Comcast as of December 31, 2001 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, appearing herein, and is so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Comcast, incorporated in this Registration Statement by reference from Exhibit 99.1 to Registration Statement No. 333-99343 on Form S-8 of Comcast, and the related financial statement schedule of Comcast, appearing in Exhibit 99.1 to this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001), which are included or incorporated herein by reference, and have been so included or incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            AT&T COMCAST CORPORATION
                           BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2002

Assets......................................................... $    --
                                                                =======
Stockholders' Equity

    Stock subscription receivable.............................. $    (2)

    Common stock, $.01 par value, authorized 100 shares;
      2 shares issued and outstanding.......................... $    --

    Additional capital......................................... $     2
                                                                -------
                                                                $    --
                                                                =======



See note to balance sheet.

                            AT&T COMCAST CORPORATION
                       NOTE TO BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2002

1.   ORGANIZATION

     On December 7, 2001, CAB Holdings Corp. was incorporated under the laws of the State of Pennsylvania and was authorized to issue 100 shares of $.01 par value common stock. At that date of incorporation, CAB Holdings Corp.'s name was changed to AT&T Comcast Corporation (the "Company") and the Company issued one share of its $.01 par value common stock to each of Comcast Corporation ("Comcast") and AT&T Corp. ("AT&T") for $1 per share. The Company was organized to conduct, subsequent to the combination of Comcast and AT&T's Broadband division ("AT&T Broadband"), the business currently conducted by Comcast and AT&T Broadband.

     On December 19, 2001, Comcast and AT&T entered into an Agreement and Plan of Merger that will result in the combination of Comcast and AT&T Broadband. AT&T will spin off AT&T Broadband to its stockholders immediately prior to the combination. The combined company will also hold AT&T's approximate 27.6% interest in Time Warner Entertainment. On July 10, 2002, shareholders of both Comcast and AT&T approved the transaction. The transaction is expected to close by the end of November 2002.

     Upon completion of the combination of Comcast and AT&T Broadband (the "Merger"), Comcast and an entity which will then own AT&T Broadband will be wholly-owned subsidiaries of the Company.

     On May 3, 2002, the Company and AT&T Broadband Corp. entered into definitive credit agreements with a syndicate of lenders for an aggregate of $12.825 billion of new indebtedness in order to obtain the financing necessary to complete the Merger and for the combined company's financing needs after the transaction. This financing requires subsidiary guarantees, including guarantees by certain of Comcast's wholly owned subsidiaries and by subsidiaries of AT&T Broadband. Under the terms of the new credit facilities, the obligations of the lenders to provide the financing upon the completion of the Merger are subject to a number of conditions, including the condition that the combined company holds investment-grade credit ratings from both the Standard & Poor's and Moody's Investors Services ("Moody's") rating agencies at the time of closing. On September 30, 2002, Comcast announced that the Company had received investment-grade credit ratings from each of S&P and Moody's allowing the Company to access all amounts under the credit facilities upon closing the Merger.

     From the date of inception on December 7, 2001 through September 30, 2002, the Company had no operations.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
AT&T Comcast Corporation
Philadelphia, Pennsylvania

We have audited the accompanying balance sheet of AT&T Comcast Corporation as of December 31, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of AT&T Comcast Corporation as of December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP



Philadelphia, Pennsylvania
April 29, 2002

                            AT&T COMCAST CORPORATION
                                 BALANCE SHEET
                               DECEMBER 31, 2001

Assets......................................................... $   --
                                                                ======
Stockholders' Equity

    Stock subscription receivable.............................. $   (2)

    Common stock, $.01 par value, authorized 100 shares;
      2 shares issued and outstanding.......................... $   --

    Additional capital......................................... $    2
                                                                ------
                                                                $   --
                                                                ======



See note to balance sheet.

                            AT&T COMCAST CORPORATION
                             NOTE TO BALANCE SHEET
                               DECEMBER 31, 2001

1.   ORGANIZATION

     On December 7, 2001, CAB Holdings Corp. was incorporated under the laws of the State of Pennsylvania and was authorized to issue 100 shares of $.01 par value common stock. At that date of incorporation, CAB Holdings Corp.'s name was changed to AT&T Comcast Corporation (the "Company") and the Company issued one share of its $.01 par value common stock to each of Comcast Corporation ("Comcast") and AT&T Corp. ("AT&T") for $1 per share. The Company was organized to conduct, subsequent to the combination of Comcast and AT&T's Broadband division ("AT&T Broadband"), the business currently conducted by Comcast and AT&T Broadband.

     On December 19, 2001, Comcast and AT&T entered into an Agreement and Plan of Merger that will result in the combination of Comcast and AT&T Broadband. AT&T will spin off AT&T Broadband to its stockholders immediately prior to the combination. The combined company will also hold AT&T's approximate 25.5% interest in Time Warner Entertainment. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of 2002.

     Upon completion of the combination of Comcast and AT&T Broadband, Comcast and an entity which will then own AT&T Broadband will be wholly-owned subsidiaries of the Company.

     From the date of inception on December 7, 2001 through December 31, 2001, the Company had no operations.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Indemnification under Pennsylvania Law and AT&T Comcast Charter and Bylaws. Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law ("PBCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any such officer or director is a party or is threatened to be made a party by reason of such person being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his/her conduct was unlawful.

     Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

     Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

     Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation's bylaws, advancement of expenses must be authorized by the board of directors.

     Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

     Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

     Article Eleventh of the AT&T Comcast charter and Article VII of the AT&T Comcast bylaws provide that no director of AT&T Comcast will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors or officers for the payment of taxes) unless such person's conduct constitutes self-dealing, willful misconduct or recklessness. Article Eleventh of the AT&T Comcast charter also extends such protection to officers.

     Article VII of the AT&T Comcast bylaws provides that each officer and director of AT&T Comcast is indemnified and held harmless by AT&T Comcast for all actions taken by him or her and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of AT&T Comcast), whether civil, criminal, administrative or investigative.

     The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of the AT&T Comcast charter and bylaws.

     Merger Agreement Provision Relating To AT&T and Comcast Directors and Officers. AT&T Comcast has agreed in the merger agreement to indemnify the present and former officers and directors of AT&T, the AT&T subsidiaries, AT&T Broadband, the AT&T Broadband subsidiaries, Comcast and the Comcast subsidiaries, and each individual who prior to the completion of the transactions described in the prospectus included in this registration statement becomes such an officer or director, from their acts or omissions in those capacities occurring at or prior to the completion of such transactions to the maximum extent permitted by law; provided, however, no such indemnification will be required for officers or directors acting in a capacity for AT&T and its subsidiaries other than in connection with either AT&T's broadband business or the merger agreement and the transactions contemplated by the merger agreement.

     AT&T (and not AT&T Broadband) will indemnify and hold harmless AT&T Comcast for 50% of any losses described in the preceding paragraph arising out of acts or omissions of the AT&T officers and directors in connection with the merger agreement and the transactions contemplated by the merger agreement.

     For six years after completion of the transactions described in the prospectus included in this registration statement, AT&T Comcast will provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to completion of the transactions covering each officer and director identified in the second preceding paragraph (for officers and directors of AT&T and its subsidiaries, only for acts or omissions of such person acting in connection with either AT&T's broadband business or the merger agreement and the transactions contemplated by the merger agreement) currently covered by the officers' and directors' liability insurance policy of AT&T or Comcast, as the case may be, on terms no less favorable than those of such policy in effect on December 19, 2001, except that AT&T Comcast will only be obligated to pay up to 300% of the annual premium paid for such insurance by either AT&T or Comcast as of December 19, 2001.

     Item 21. Exhibits and Financial Statement Schedules

Exhibit
  No.                                     Document
  ---                                     --------
2.1 Agreement and Plan of Merger dated as of December 19, 2001, as amended, among AT&T Corp., AT&T Broadband Corp., Comcast Corporation, AT&T Broadband Acquisition Corp., Comcast Acquisition Corp. and AT&T Comcast Corporation.*
2.2 Separation and Distribution Agreement dated as of December 19, 2001, as amended, between AT&T Corp. and AT&T Broadband Corp.*
2.3 Support Agreement dated as of December 19, 2001, as amended, AT&T Corp., Comcast Corporation, AT&T Comcast Corporation, Sural LLC and Brian L. Roberts.*
2.4 Tax Sharing Agreement dated as of December 19, 2001 between AT&T Corp. and AT&T Broadband Corp.**
2.5 Employee Benefits Agreement dated as of December 19, 2001 between AT&T Corp. and AT&T Broadband Corp.****
2.6 Exchange Agreement dated as of December 7, 2001, as amended, between Microsoft Corporation and Comcast Corporation.*
2.7 Instrument of Admission dated as of December 19, 2001, as amended, between AT&T Comcast Corporation and AT&T Corp.*
3.1 Amended and Restated Articles of Incorporation of AT&T Comcast Corporation.****
3.2       AT&T Comcast Bylaws.****
4.1 Indenture dated as of June 15, 1999 between Comcast and Bank of Montreal Trust Company, as Trustee.****
4.2 Form of Debenture relating to Comcast's Zero Coupon Convertible Debentures Due 2020.****
4.3 Credit Agreement dated as of April 26, 2002 among AT&T Comcast Corporation, AT&T Broadband Corp., the Financial Institutions party thereto, JP Morgan Chase Bank, as Administrative Agent, Swing Line Lender and Issuing Lender, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents.**
4.4 Bridge Credit Agreement dated as of April 26, 2002 among AT&T Comcast Corporation, AT&T Broadband Corp., the Financial Institutions party thereto, JP Morgan Chase Bank, as Administrative Agent, Swing Line Lender and Issuing Lender, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents.**
4.5 Credit Agreement dated as of May 3, 2002 among AT&T Broadband Corp., AT&T Comcast Corporation, the Financial Institutions party thereto, JP Morgan Chase Bank, as Administrative Agent, Citibank, N.A., Bank of America, N.A., Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc.**
5.1       Opinion of Arthur R. Block.****
23.1      Consent of Arthur R. Block (included in Exhibit 5.1.)
23.2      Consent of Deloitte & Touche LLP with respect to AT&T Comcast
          Corporation.***
23.3      Consent of Deloitte & Touche LLP with respect to Comcast
          Corporation.***
24        Power of Attorney (included on the signature page hereof.)
99.1      Financial Statement Schedule of Comcast Corporation.***

* Incorporated by reference to our registration statement on Form S-4, filed on February 11, 2002.
** Incorporated by reference to our amended registration statement on Form S-4/A, filed on May 14, 2002.
***  Filed herewith.
**** To be filed by amendment.

     Item 22. Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                    SIGNATURES FOR AT&T COMCAST CORPORATION

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on November 18, 2002.

                                                AT&T COMCAST CORPORATION


                                                By:  /s/ Arthur R. Block
                                                --------------------------------
                                                Name:  Arthur R. Block
                                                Title: Senior Vice President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Alchin and Arthur R. Block, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                               Capacity                                 Date
             ---------                               --------                                 ----


/s/ Brian L. Roberts
-------------------------------------
   Brian L. Roberts                  Co-President (Co-Principal Executive             November 18, 2002
                                     Officer)


/s/ C. Michael Armstrong
-------------------------------------
   C. Michael Armstrong              Co-President (Co-Principal Executive             November 18, 2002
                                     Officer)


/s/ John R. Alchin
-------------------------------------
   John R. Alchin                    Executive Vice President and                     November 18, 2002
                                     Co-Treasurer (Co-Principal Financial
                                     Officer)


/s/ Lawrence S. Smith
-------------------------------------
   Lawrence S. Smith                 Executive Vice President and                     November 18, 2002
                                     Director (Co-Principal Accounting
                                     Officer)


/s/ Stanley Wang
-------------------------------------
   Stanley Wang                      Executive Vice President,                        November 18, 2002
                                     Co-Secretary and Director


                                     II-5


/s/ Arthur R. Block
-------------------------------------
   Arthur R. Block                   Senior Vice President, Assistant                 November 18, 2002
                                     Secretary, Assistant Treasurer, and
                                     Director

                               INDEX OF EXHIBITS

Exhibit
  No.                                     Document
  ---                                     --------
2.1 Agreement and Plan of Merger dated as of December 19, 2001, as amended, among AT&T Corp., AT&T Broadband Corp., Comcast Corporation, AT&T Broadband Acquisition Corp., Comcast Acquisition Corp. and AT&T Comcast Corporation.*
2.2 Separation and Distribution Agreement dated as of December 19, 2001, as amended, between AT&T Corp. and AT&T Broadband Corp.*
2.3 Support Agreement dated as of December 19, 2001, as amended, AT&T Corp., Comcast Corporation, AT&T Comcast Corporation, Sural LLC and Brian L. Roberts.*
2.4 Tax Sharing Agreement dated as of December 19, 2001 between AT&T Corp. and AT&T Broadband Corp.**
2.5 Employee Benefits Agreement dated as of December 19, 2001 between AT&T Corp. and AT&T Broadband Corp.****
2.6 Exchange Agreement dated as of December 7, 2001, as amended, between Microsoft Corporation and Comcast Corporation.*
2.7 Instrument of Admission dated as of December 19, 2001, as amended, between AT&T Comcast Corporation and AT&T Corp.*
3.1 Amended and Restated Articles of Incorporation of AT&T Comcast Corporation.****
3.2       AT&T Comcast Bylaws.****
4.1 Indenture dated as of June 15, 1999 between Comcast and Bank of Montreal Trust Company, as Trustee.****
4.2 Form of Debenture relating to Comcast's Zero Coupon Convertible Debentures Due 2020.****
4.3 Credit Agreement dated as of April 26, 2002 among AT&T Comcast Corporation, AT&T Broadband Corp., the Financial Institutions party thereto, JP Morgan Chase Bank, as Administrative Agent, Swing Line Lender and Issuing Lender, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents.**
4.4 Bridge Credit Agreement dated as of April 26, 2002 among AT&T Comcast Corporation, AT&T Broadband Corp., the Financial Institutions party thereto, JP Morgan Chase Bank, as Administrative Agent, Swing Line Lender and Issuing Lender, Citibank, N.A., as Syndication Agent, and Bank of America, N.A., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents.**
4.5 Credit Agreement dated as of May 3, 2002 among AT&T Broadband Corp., AT&T Comcast Corporation, the Financial Institutions party thereto, JP Morgan Chase Bank, as Administrative Agent, Citibank, N.A., Bank of America, N.A., Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc.**
5.1       Opinion of Arthur R. Block.****
23.1      Consent of Arthur R. Block (included in Exhibit 5.1.)
23.2      Consent of Deloitte & Touche LLP with respect to AT&T Comcast
          Corporation.***
23.3      Consent of Deloitte & Touche LLP with respect to Comcast
          Corporation.***
24        Power of Attorney (included on the signature page hereof.)
99.1      Financial Statement Schedule of Comcast Corporation.***
* Incorporated by reference to our registration statement on Form S-4, filed on February 11, 2002.
** Incorporated by reference to our amended registration statement on Form S-4/A, filed on May 14, 2002.
***  Filed herewith.
**** To be filed by amendment.


                                     II-7